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                                   UNITED  STATES
                        SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.,  20540

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              WWBROADCAST.NET INC.
                              --------------------
             (Exact name of registrant as specified in its charter)

                                   WYOMING
                                   -------
         (State or other jurisdiction of incorporation or organization)

                                    7370
                                    ----
            (Primary Standard Industrial Classification Code Number)

                                   98-0226032
                                   ----------
                     (I.R.S. Employer Identification Number)

                SUITE 2200 - 885 WEST GEORGIA STREET, VANCOUVER,
                ------------------------------------------------
                    BRITISH COLUMBIA, V6C 3H1, (604) 687-9931
                    -----------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

CLARK, WILSON, SUITE 800 - 885 WEST GEORGIA STREET, VANCOUVER, BRITISH COLUMBIA,
--------------------------------------------------------------------------------
                             V6C 3H1, (604) 687-5700
                             -----------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                NOT  APPLICABLE
                                ---------------
    (Approximate date of commencement of proposed sale of the securities to the public)

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General  Instruction  G,  check  the  following  box:   [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration  statement  for  the  same  offering.      [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.         [ ]



                                    CALCULATION OF REGISTRATION FEE

Title of Each Class of                                                                     Amount of
Securities to                                       Proposed Maximum   Proposed Maximum    Registration
be Registered                    Amount to be       Offering           Aggregate           Fee
                                 Registered         Price Per Unit     Offering Price
------------------------------   ----------------  .----------------   ---------------     ----------
Common Share, no par value           500            Not Applicable(1)  Not Applicable(2)   $ 0.11
-------------------------------  -----------------  ----------------   ---------------     ----------


Note:  Specific details relating to the fee calculation shall be furnished in notes to the table, including  references  to  provisions  of Rule 457 ( 230.457 of this chapter) relied upon, if the basis  of  the  calculation is not otherwise evident from the information presented in the table.

(1)     Shares  of  Common Stock outstanding on July 14, 1999, the record date for the repurchase offer  being  made  herein.

(2)     Calculated  in  accordance  with  Rule  457(c) of the Securities Act of 1933, as amended.
Estimated  for the sole purpose of calculating the registration fee and is based upon the average of  the  bid  and  asked price of $Cdn0.625 per Common Shares of the Company on July 13, 2000, as
reported on the Canadian Venture Exchange under the symbol "WW.U".  This price has been converted


REGISTRATION  STATEMENT                                  DATED JULY 10,  2000

                              wwbroadcast.net inc.
                SUITE 2200 - 885 WEST GEORGIA STREET, VANCOUVER,
                            BRITISH COLUMBIA, V6C 3H1

                                REPURCHASE OFFER

                 (500 SHARES OF COMMON STOCK WITHOUT PAR VALUE)

On July 14, 1999, we transferred our corporate domicile from the Province of British Columbia to the State of Wyoming. Our corporate affairs are now governed by the laws of Wyoming. Since we did not file a registration statement in connection with this transfer, we may have violated the Securities Act of 1933. Accordingly, we now offer to repurchase 500 shares of our common stock resulting from a two-for-one consolidation of certain shares of our common stock outstanding on July 14, 1999, at a cash price of Cdn$0.66 ($0.46) per share, plus interest, for a total repurchase amount Cdn $300.00 ($230.00), plus interest. We are making this offer only to U.S. persons who owned our common stock on July 14, 1999.

THIS  REPURCHASE  OFFER  WILL  EXPIRE  ON _____________________.

We do not make any recommendation about whether shareholders should accept or reject the repurchase offer. Whether or not you accept this offer, you may still have the right to sue us for our failure to file a registration statement under the Securities Act in connection with the transfer to Wyoming and otherwise not complying with any applicable state or Canadian securities laws.

If you want us to repurchase your shares, please complete the repurchase agreement accompanying this registration statement and return it as follows: wwbroadcast.net inc., Suite 2200 - 885 West Georgia Street, Vancouver, British Columbia, V6C 3H1, Attention: Corporate Secretary. Your completed form must be accompanied by any wwbroadcast.net inc. common stock certificates that you possess. If you do not possess any wwbroadcast.net inc. common stock certificates, you must provide other documentation as specified in the repurchase agreement.

WE  ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THERE ARE A NUMBER OF RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS REPURCHASE OFFER. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

THIS REGISTRATION STATEMENT HAS NOT BEEN APPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS REGISTRATION STATEMENT IS ACCURATE OR COMPLETE. IT'S ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

The  date  of  this  registration  statement  is July 10,  2000.

                                TABLE OF CONTENTS

Summary                                                                     1

Risk  Factors                                                               3
(a)  Risks  Related  to  Our  Repurchase  Offer                             3
(b)  "Penny  Stock"  Rules                                                  4
(c)  Competition                                                            5
(d)  Limited  Operating  History                                            5
(e)  History  of  Losses                                                    6
(f)  Quarterly  Operating  Results  Subject  to  Fluctuation                7
(g)  Acceptance  of  the  Company                                           7
(h)  Dependence  upon  Continued  Growth  in  the  use
     of  the  Internet and of Streaming  Media  Content                     8
(i)  Reliance  upon  Technology  and  Computer  Systems                     8
(j)  Response  to  Technological  Change                                    9
(k)  Dependence  upon  Providers  of  Streaming  Media  Products           10
(l)  Relationships  with  Content  Providers                               10
(m)  Uncertain  Ability  to  Manage  Growth                                10
(n)  Need  for  Additional  Financing                                      10
(o)  Generating  Revenues  from  Advertising  and  Alliances               11
(p)  Marketing                                                             11
(q)  Security  Risks                                                       11
(r)  Dependence  upon  Key  Personnel                                      12
(s)  Current  or  Proposed  Government  Regulation                         12
(t)  Liability  for  Website  Information                                  13
(u)  Intellectual  Property                                                13
(v)  Limited  Protection  for  Intellectual  Property                      13
(w)  Misappropriation  of  Intellectual  Property                          14
(x)  Misappropriation  of  Proprietary  Rights                             14
(y)  Insider  Control  of  Common  Stock                                   14
(z)  Volatility  of  Stock  Price                                          14
(aa)  Effect  of  Shares  Eligible  for  Public  Sale                      15

Repurchase  Offer                                                          16

Voting  Securities  "Principal  Holders  of  Voting  Securities"           20

Directors  and  Executive  Officers                                        21

Executive  Compensation                                                    23

Certain  Relationships  and  Related  Transactions                         26

wwbroadcast.net  inc.                                                      26

Legal  Proceedings                                                         32

Market  Price  of  and  Dividends  on  the  Registrant's  Common  Equity   32

Management  Discussions  and  Analysis                                     33

Plan  of  Operation                                                        38

Legal  Matters                                                             38

Experts                                                                    38

Where  you  can  find  more  information                                   38

Financial  Statements  and  Exhibits                                       38

Undertakings                                                               39

Signatures                                                                 40

                                     SUMMARY

In this summary, we highlight selected information from this document. We have not included all of the information that is important to you, including various risk factors (discussed immediately following this summary) that you should carefully consider in evaluation us, our business and any investment in us. To better understand our share repurchase offer, you should carefully read this entire document and the documents which we have referred you to. We have included page references to direct you to more complete descriptions of the topics presented in this summary. In this document, we use the plain "$" sign to refer to United States dollars, and "Cdn$" to refer to Canadian dollars.

Our principal business is the operation of an Internet portal website and various subsidiary websites designed to aggregate, distribute and market streaming media content over the Internet to a global audience.

THE  REPURCHASE  OFFER  (PAGE  18)

We are offering to repurchase all shares of our common stock resulting from a two-for-one consolidation of those shares of our common stock which were held by U.S. shareholders of record on July 14, 1999, at a cash price of Cdn$0.66 ($0.46) per share, plus interest. This offer will expire on ________________. The repurchase price is based on the pre-consolidation closing price of our common stock (Cdn$0.33; $0.23) on the Vancouver Stock Exchange on June 30, 1998, the date of the shareholder vote approving our change of domicile to Wyoming.

We are making this repurchase offer because we may have been required under the Securities Act of 1933 to file a registration statement with the Securities and Exchange Commission when we changed our domicile from British Columbia to Wyoming in July 1999. Since we did not file a registration statement, we may have inadvertently violated certain federal and state securities laws. If you qualify to accept the repurchase offer, but have already sold your shares at a price below the repurchase price, you are entitled to receive cash in the amount of that difference.

As a Canadian company, we made the disclosures required by Canadian law when we sought shareholder approval for our move to Wyoming. All of our shareholders got the benefit of disclosure in accordance with the applicable Canadian requirements, which we believe are substantially similar to U.S. requirements. However, when we changed our domicile from Canada to the U.S., our U.S. shareholders may have been entitled to claim that we were presenting them with a new investment decision, and that the disclosure and proxy solicitation materials provided to them should have been registered in accordance with the Securities Act of 1933. Accordingly, we are making this offer only to U.S.
persons  who  owned  shares  of  our  common  stock  on  July  14,  1999.

Even though we are making this repurchase offer, we have not concluded that we did not comply with applicable federal and state securities laws, and we are not waiving any applicable statutes of limitation.

If you want us to repurchase your shares, please see "Repurchase Offer," below, and the repurchase agreement accompanying this registration statement, for instructions on how to respond to this repurchase offer.

LEGAL RIGHTS OF REPURCHASE OFFEREES AND CONSEQUENCES OF ACCEPTANCE OR NON-ACCEPTANCE (PAGE 18)

We are making the repurchase offer to protect us from any future repurchase liability, although our liability may survive and may not be limited by the repurchase offer. If you are a U.S. person and owned shares of our common stock on July 14, 1999, you could require us to buy those shares from you at the market price at the time of such shareholder approval (subject to adjustment to reflect the two-for-one share consolidation of our common stock), or make up the difference to you if you have since sold your shares at a lower price.

MATERIAL  TAX  CONSEQUENCES  (PAGE  21)

Tax matters are often complicated and the tax consequences to you from the repurchase will depend in part on the facts of your own situation. You should consult your tax advisors, as you think appropriate, for a full understanding of the tax consequences to you from the repurchase. In general, though, if we repurchase your shares, you would be subject to tax on the excess, if any, of what we pay you now for your shares over what you originally paid for them. If you have already sold your shares for a lower price than our repurchase offer price, and we reimburse you for the difference, you would be subject to tax on the excess, if any, of the total amount of our reimbursement to you plus what you sold the shares for, over what you originally paid for the shares.

WWBROADCAST.NET  COMMON  STOCK

On July 14, 1999 we had 15,918,107 pre-consolidation outstanding shares of common stock. Effective November 15, 1999, we caused all of our fully-paid, issued and outstanding shares of common stock to be consolidated, such that for each two common shares of us previously held by a shareholder, the shareholder received one share after consolidation. On June 30, 2000, we had 12,314,054 outstanding shares of common stock. We do not have any other class of shares.

Our common shares are traded on the Canadian Venture Exchange under the symbol "WW.U".

We have never declared cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

                                  RISK FACTORS

You should read the risk factors described under the heading "Risks Related To Our Repurchase Offer" to help you understand some of the risks we face in connection with our repurchase offer. You should also read the other risk factors so you understand more clearly the risks of your investment in us.

This registration statement contains statements that plan for, or anticipate, the future. We believe that some of these statements are "forward-looking" statements. Forward-looking statements include statements about our future, statements about future business plans and strategies, and most other statements that are not historical in nature. In this registration statement, forward-looking statements use words like "anticipate," "plan," "believe," "expect" and "estimate." However, because forward-looking statements involve future risks and uncertainties, there are factors, including those discussed below, that could cause actual results to differ materially from those expressed or implied. We have attempted to identify the major factors that could cause differences between actual and planned or expected results, but we may not have identified all of those factors. You therefore should not place undue reliance on forward-looking statements. Also, we have no obligation to publicly update forward-looking statements we make in this registration statement.

Such estimates, projections or other "forward-looking statements" involve various risks and uncertainties as outlined below. We caution readers that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward-looking statements". In evaluating us, our business and any investment in us, readers should carefully consider our ability to:

- provide access to unique and compelling streaming media content to Internet users;

-     successfully  market  and  sell  advertising;

- effectively develop new and maintain existing relationships with advertisers, content providers and business customers;

-     continue to develop and upgrade our technology and network infrastructure;

-     respond  to  competitive  developments;

- successfully enhance existing services to address new technology and standards; and

-     attract,  retain  and  motivate  qualified  personnel.

Other factors to be considered in evaluating us, our business and any investment in us follow.

RISKS  RELATED  TO  OUR  REPURCHASE  OFFER

WE MAY HAVE VIOLATED SECURITIES LAWS IN CONNECTION WITH OUR MOVE TO WYOMING, AND PERSONS WHO WERE OUR SHAREHOLDERS AT THAT TIME, INCLUDING NON-U.S. SHAREHOLDERS, COULD POSSIBLY REQUIRE US TO REPURCHASE THEIR SHARES, OR THEY COULD POSSIBLY SUE US. As discussed under "Repurchase Offer," we transferred our corporate domicile from British Columbia to Wyoming in July 1999. Since we did not file a registration statement under United States securities law in connection with this transfer, it is possible that we violated federal securities laws and that, if we did so, anyone who owned our shares at the time of the transfer could require us to repurchase the shares from them, or they could sue us. The federal securities laws require registration of securities -- sometimes even if a company is just changing its domicile, as we did -- unless an appropriate exemption from the registration requirements of those laws is available. If an exemption did not exist in connection with our transfer to Wyoming, we may have violated the registration requirements. We make no admission of any violation of federal securities laws. Also, no shareholder has sought repurchase of any shares. However, we intend to make a repurchase offer to the U.S. persons who held our shares at the time of the transfer to Wyoming by means of this registration statement. We are making this offer only to U.S. persons who owned our common stock on July 14, 1999 because, although we complied with applicable Canadian disclosure requirements at the time of the transfer, it is possible that our U.S. stockholders could claim that they were being asked to make an investment decision and accordingly that the shareholder material should have been registered under U.S. securities laws. If all our U.S. shareholders of record as of July 14, 1999, accept the repurchase offer, we would need to pay them approximately Cdn$330.00 (or approximately $230.00, based on exchange rates as at the date of the shareholder approval of the transfer of domicile), plus interest. If our U.S. shareholders refuse to accept the remedy offered in this repurchase offer, or if we can not complete the repurchase offer, they could sue us, alleging violations of United States securities laws. Further, even if we complete the repurchase offer, all of our shareholders, including our U.S. shareholders, could still sue us, alleging violations of United States securities laws.

WE ARE MAKING THIS REPURCHASE OFFER TO U.S. SHAREHOLDERS ONLY. HOWEVER, OUR NON-U.S. SHAREHOLDERS MAY BE ABLE TO COMPEL US TO REPURCHASE THEIR SHARES AS WELL, IF THEY SUCCESSFULLY SUE US FOR VIOLATING U.S. SECURITIES LAWS IN CONNECTION WITH OUR MOVE TO WYOMING. IF WE ARE COMPELLED TO REPURCHASE SHARES FROM OUR NON-U.S. SHAREHOLDERS, THIS COULD MAKE US INSOLVENT OR REQUIRE US TO OBTAIN ADDITIONAL FINANCING. If our non-U.S. shareholders (excluding our executive officers and directors named in the table under the heading "Voting Securities and Principal Holders of Voting Securities" and excluding Sedun DeWitt Capital Corp.) are able to compel us to purchase their shares as well, and all of the U.S. shareholders accept the repurchase offer, we would need to pay those shareholders approximately Cdn$3,978,025 (or approximately $2,772,563, based on the rate of exchange on June 30, 1998), plus interest. We might not have enough money available to pay our shareholders if many of them accept the repurchase offer, and in any case, corporate law prohibits our board of directors from making payments to shareholders that could render us insolvent.
We might have to obtain additional funds by selling stock or borrowing money, and we might not be able to raise enough money by those means. We might have to delay payments or pay some shareholders in instalments to avoid making ourselves insolvent. If we have to delay payments, we would have to pay interest on the amounts due, which would increase the total amount we would have to pay and further strain our cash position.

"PENNY  STOCK"  RULES

Our common stock would be classified as "penny stock" under United States securities laws. These laws impose special rules on broker-dealers trading in penny stocks that are not applicable to other stocks. If broker-dealers find these requirements too burdensome and therefore are less willing to deal in penny stocks, this might limit market activity for all penny stocks, including our common stock. This could limit your ability to sell your stock in us when you want and at a satisfactory price.

The laws relating to penny stocks were changed in 1990 because of alleged abuses in the penny stock market. The new laws require broker-dealers who sell penny stocks to meet potentially burdensome requirements. For example, a broker-dealer selling a penny stock must:

- give the customer written information about the market for penny stocks including a discussion of how those stocks are traded, and the risks of the penny stock market. This information must also describe the broker-dealer's duties to the customer and let the customer know about his or her rights and remedies if the broker-dealer violates these duties; and

- give penny stock customers written monthly account statements that list their holdings and estimated market values.

If broker-dealers find these requirements too burdensome, the willingness of broker-dealers to deal in penny stocks such as ours may be limited, possibly resulting in a less active market which could lower the value of your investment in our common stock.

COMPETITION

The market for Internet content, products, services and advertising is new, rapidly evolving and intensely competitive. We will potentially compete with many providers of website content, information services and products, as well as with traditional media and promotional efforts, for audience attention and advertising, and sponsorship expenditures. We will be in direct competition for users, advertisers and content providers with a diverse group of businesses, including other websites, Internet portals, Internet broadcasters, videoconferencing companies, audioconferencing companies, general online services, advertising networks and traditional media, including local television stations and networks. Our competition currently includes channelseek.com, clickmovie.com, foreigntv.com, globalmediacorp.com, live365.com, metv.com, on24.com, playtv.com, scour.net, softv.net, stv.com, tvontheweb.com, westwindmedia.com and www.com. Many of these websites offer streaming media programming. Despite our attributes, there are no assurances that we will be able to compete successfully or that the competitive pressures faced by us will not adversely affect our business. We expect competition to intensify in the future. Barriers to entry are not significant, and current and new competitors may be able to launch new websites at a relatively low cost. We expect competition for members, users and advertisers, as well as competition in the electronic commerce market, to increase significantly.

Many of our competitors are substantially larger than us and have significantly greater financial resources and marketing capabilities than we have, together with better name recognition. It is possible that new competitors may emerge and acquire significant market share. Competitors with superior resources and capabilities may be better able to utilize such advantages to market their website, products and services better, faster and/or cheaper than we can. Increased competition will likely result in reduced gross margins and loss of market share, either of which could have a materially adverse effect upon our business, results of operations and financial condition. In addition, there can be no assurance that we will be able to compete successfully against our present or future competitors.

Our ability to compete successfully will require us to develop and maintain a technologically advanced website and to provide superior products and services, attract and retain highly qualified personnel and build a significant customer base. In addition, we must provide sufficiently compelling and entertaining content to generate users, support advertising intended to reach such users and attract business and other organizations seeking Internet broadcasting and distribution services. There are no assurances that we will be able to achieve these objectives. Failure to do so will have a materially adverse effect on our business, operating results and financial condition. Furthermore, our websites and products and services will compete directly with other existing and subsequently developed products using competing technologies. There can be no assurance that our competitors will not succeed in developing or marketing technologies, websites, services and products that are more effective and commercially desirable than those developed or marketed by us or that would render our websites, products and services non-competitive. Failure of our websites, products and services to compete successfully with websites, products and services using competing technologies will have a material adverse effect on our business, operating results and financial condition.

LIMITED  OPERATING  HISTORY

On March 9, 2000 we activated our portal website on the Internet, thereby giving us the ability to aggregate, distribute and market streaming media on the Internet. (See "wwbroadcast.net inc. - Business of the Company" for further information.) As such, we have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets similar to those faced by us. Some of these risks and uncertainties relate to our ability to:

-     attract  and  maintain  a  large  base  of  users;

-     develop  and  introduce  desirable services and original content to users;

- establish and maintain strategic alliances with content providers and streaming media providers;

-     establish  and  maintain  relationships  with  these  providers;

- establish and maintain relationships with advertisers and advertising agencies;

-     respond  effectively  to  competitive  and  technological  developments;

-     build  an  infrastructure  to  support  our  business;

-     provide  compelling  and  unique  content  to  Internet  users;

-     successfully  market  and  sell  advertising;

- effectively develop new and maintain existing relationships with advertisers, content providers, business customers and advertising agencies;

-     continue to develop and upgrade our technology and network infrastructure;

-     respond  to  competitive  developments;

- successfully introduce enhancements to our existing products and services with a view to addressing new technologies and standards; and

-     attract,  retain  and  motivate  qualified  personnel.

We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition. In addition, our operating results are dependent to a large degree upon factors outside of our control, including the availability of compelling content and the development of broadband networks to support multimedia streaming. There are no assurances that we will be successful in addressing these risks, and failure to do so may adversely affect our business.

HISTORY  OF  LOSSES

We have not achieved profitability and expect to continue to incur net losses for the foreseeable future and may never become profitable. We have incurred net losses of approximately $3,108,231 to December 31, 1999, and further net losses of $220,427 between January 1, 2000 to March 31, 2000. Since inception of our new business on July 1, 1999 we have incurred losses of $478,668 to March 31, 2000. Our auditor's report on our 1999 financial statements contains additional comments that indicate that, due to recurring losses and negative cash flows, substantial doubt about our ability to continue as a going concern exists. Our financial statements do not include any adjustments due to this uncertainty.

We currently do not generate any revenues from our business operations, and our ability to generate revenues in the future is uncertain. Our short and long-term prospects depend upon establishing and maintaining strategic alliances with content providers and affiliates in order to build memberships that will generate a demand for advertising. We anticipate that a significant portion of our revenues, if any, will be derived from advertising. Accordingly, our success is highly dependent on such alliances and we may never generate significant revenues if we fail to establish such alliances. Any adverse developments in streaming media technology could have an adverse affect on our ability to generate revenues. As our business evolves, we expect to introduce a number of new services. With respect to both current and future services, we expect to significantly increase our marketing and operating expenses in an effort to increase our user base, enhance our image and support our infrastructure. In order for us to make a profit, our revenues will need to increase significantly to cover these and other future costs. Even if we become profitable, we may not sustain or increase our profits on a quarterly or annual basis in the future.

QUARTERLY  OPERATING  RESULTS  SUBJECT  TO  FLUCTUATION

Even if we commence generating revenues from operations, which cannot be assured, our quarterly operating results may fluctuate significantly as a result of a variety of factors beyond our control, including:

-     the  cost  of  acquiring,  and  the  availability  of,  content;

-     the  demand  for  our  services;

-     the  demand  for  Internet  advertising;

-     seasonal  trends  in  Internet  advertising  placements;

- advertising cycles for, or the addition or loss of, individual advertisers;

-     the  level  of  traffic  on  our  websites;

- the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

- price competition or pricing changes in Internet broadcasting services, such as business services, and in Internet advertising ;

- the seasonal nature of the content accessible from our network, such as sporting and other seasonal events;

-     technical  difficulties  or  system  downtime;

- costs associated with acquiring or integrating efficient technologies to meet our needs;

-     the  introduction of new products or services by us or by our competitors;

- our ability to successfully integrate operations and technologies from acquisitions; and

- general economic conditions, as well as economic conditions specific to the Internet, such as electronic commerce and online media.

Generally, advertising sales in television are lower in the first and third calendar quarters of each year, and advertising expenditures fluctuate significantly with economic cycles. Depending on the extent to which the Internet is accepted as an advertising medium, seasonal and cyclical variations in the level of Internet advertising expenditures could become more pronounced than they currently are. We expect our Internet and traditional media advertising sales generally to follow the quarterly trends of traditional media advertising.

ACCEPTANCE  OF  THE  COMPANY

Our success is dependent upon achieving significant market acceptance of our websites and services by Internet consumers, advertisers and content providers. We cannot guarantee that Internet consumers, advertisers or content providers will accept streaming media technology or even the Internet, as a replacement for traditional sources of live and archived audio and video programming. Market acceptance of streaming media technology depends upon continued growth in the use of the Internet generally and, in particular, as a source of multimedia programming for consumers. The Internet may not prove to be a viable channel for these services because of inadequate development of necessary infrastructure, such as reliable network backbones, or complimentary services, such as high-speed modems and security procedures for the transmission of live and archived audio and video programming, the implementation of competitive technologies, government regulation or other reasons. Failure to achieve and maintain market acceptance of streaming media technology would seriously harm our business.

Acceptance of streaming media technology depends on the success of our advertising, promotional and marketing efforts and our ability to continue to provide access to high-quality streaming media programming to the users of our websites. To date, we have not spent any significant amounts on marketing and promotional efforts. To increase awareness of our websites, we expect to spend an increasing amount of funds on promotion, marketing and advertising in the future. If these expenditures fail to develop an awareness of streaming media technology, such expenditures may never be recovered and we may be unable to generate future revenues. In addition, even if awareness of streaming media technology increases, we may not be able to increase or maintain the number of members of our websites.

As noted, our success is dependent on the market acceptance of streaming media technology. Early streaming media technology suffered from poor audio quality, and current video streaming is of lower quality than television broadcasts. In addition, congestion over the Internet may interrupt audio and video streams, resulting in unsatisfying user experiences. In order to receive streaming media adequately, users should have multimedia personal computers (commonly called "PCs") with particular microprocessor requirements and at least 28.8 kbps Internet access and streaming media software. Typically, users electronically download such software at their own cost and install it on their PCs. Installations of this type do require a certain level of technical expertise that many users will not possess. In addition, to receive streaming media over corporate "intranets", the intranets may need to be reconfigured. Widespread adoption of streaming media technology depends on overcoming these obstacles, improving video and audio quality and educating customers and users in the use of streaming media technology. If streaming media technology fails to achieve broad commercial acceptance or if our acceptance is delayed, our business could be adversely affected.

DEPENDENCE UPON CONTINUED GROWTH IN THE USE OF THE INTERNET AND OF STREAMING MEDIA CONTENT

Our business is new and rapidly evolving, and may be adversely affected if Internet usage, and in particular usage of multimedia information and entertainment, does not continue to grow.

Conversely, if Internet usage does continue to grow substantially, our infrastructure may be unable to support the high demands associated with such growth. Specifically, the ability of the Internet to deliver high quality video content, as well as the reliability and performance of the video content, may decline, which may adversely affect us.

RELIANCE  UPON  TECHNOLOGY  AND  COMPUTER  SYSTEMS

The performance, reliability and availability of our websites and network infrastructure are critical to our ability to attract and retain users, advertisers and content providers.

A large portion of our network infrastructure is currently located at a single facility. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure and similar events. We have only limited redundant facilities and systems and no formal disaster recovery plan and do not currently carry sufficient business interruption insurance to compensate for losses that may occur.

The markets in which we compete are characterized by rapidly changing technology, evolving technological standards in the industry, frequent new websites, services and products and changing consumer demands. Our future success will depend on our ability to adapt to these changes and to continuously improve the performance, features and reliability of our service in response to competitive services and products and the evolving demands of the marketplace, which we may not be able to do. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure, which might impact our ability to become or remain profitable.

Our websites utilize sophisticated and specialized network and computer technology. We anticipate that it will be necessary to continue to invest in and develop new and enhanced technology on a timely basis to maintain our competitiveness. Significant capital expenditures may be required to keep our technology up to date. Investments in technology and future investments in upgrades and enhancements to software for such technology may not necessarily maintain our competitiveness. Our business is highly dependent upon our computer and software systems, and the temporary or permanent loss of such equipment or systems, through casualty, operating malfunction or otherwise, could have a material adverse effect upon us. If we cannot operate our websites 24 hours a day seven days per week with limited interruptions, our business may be seriously harmed. Our websites may be required to accommodate a high volume of traffic and deliver frequently updated information. Our websites may experience slower response times or system failures due to increased traffic on our websites or on the Internet. The website users and members depend on Internet service providers and other website operators for access to our websites. These providers and operators have experienced significant outages in the past and there can be no assurance that such outages or other problems will not occur in the future. Any interruptions in the operation of our websites however caused could cause a material adverse effect upon us.

Services based on sophisticated software and computer systems often encounter developmental delays, and the underlying software may contain undetected errors that could cause system failures when introduced. Any system error or failure causing interruption in the availability of content or an increase in response time could result in a loss of potential or existing business services, users, advertisers or content providers, and if sustained or repeated, could reduce the attractiveness of our websites to these individuals and entities. In addition, because our advertising revenues will be directly linked to the number of advertisements delivered by us to users, system interruptions that result in the unavailability of or slow response times to the websites would reduce the number of advertisements delivered, thereby reducing revenues.

Conversely, a sudden, significant increase in traffic to our websites could strain the capacity of the software, hardware and telecommunications systems utilized by us, possibly leading to slower response times or system failures. Our operations are dependent upon the receipt of timely feeds from the content providers, and any failure or delay in the transmission or receipt of the feeds could disrupt our operations.

RESPONSE  TO  TECHNOLOGICAL  CHANGE

Our market is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. If we fail to rapidly respond to technological developments, our business could be adversely affected. The emerging character of these products and services and their rapid evolution will require us to:

-     effectively  use  leading  technologies;

-     continue  to  develop  our  technological  expertise;  and

- enhance our current services and continue to improve the performance, features and reliability of our network infrastructure.

Changes in network infrastructure, transmission and content delivery methods and underlying software platforms and the emergence of new broadband technologies, such as xDSL and cable modems, could dramatically change the structure and competitive dynamic of the market for streaming media solutions. In particular, technological developments or strategic partnerships that accelerate the adoption of broadband access technologies or advancements in streaming and compression technologies may require us to expend resources to address these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures to modify or adapt our websites and services.

DEPENDENCE  UPON  PROVIDERS  OF  STREAMING  MEDIA  PRODUCTS

We rely on providers of streaming media products, such as RealNetworks and Microsoft, to provide our users with streaming media software. In the future, we may need to acquire licenses from such streaming media companies to meet our future needs. Through links provided by us, users are currently able to download electronically copies of Apple Quicktime and Microsoft's Windows Media Player software. If providers of streaming media products substantially increase user fees charged to users for the use of their products, or begin charging users for copies of their player software, such actions could adversely affect our business.

RELATIONSHIPS  WITH  CONTENT  PROVIDERS

We have a limited number of relationships with content providers, and significantly rely upon the personal contacts of our President, Kirk Exner, and our Advisory Board to maintain our existing relationships and to develop new relationships. Our success depends significantly on our ability to maintain these existing relationships with these content providers and to build new relationships with other content providers. We cannot ensure that we will be able to maintain such relationships and continue to obtain the necessary content.

Our future success depends upon our ability to aggregate and deliver compelling content over the Internet. We do not create our own content. Rather, we rely on third party content providers, such as television stations and cable networks, businesses and other organizations, universities, film producers and distributors for compelling and entertaining content. Our ability to maintain and build relationships with content providers is critical to our success. Such inability may result in decreased traffic on our websites and, as a result, decreased advertising revenue, which could adversely affect our business.

Our relationships with certain of our content providers are nonexclusive, and many of our competitors offer, or could offer, content that is similar to or the same as that obtained by us from such nonexclusive content providers. Such direct competition could adversely affect our business.

UNCERTAIN  ABILITY  TO  MANAGE  GROWTH

It may be necessary for us to grow in order to remain competitive (see "Risk Factors-Competition"). Our ability to grow is dependent upon a number of factors including, but not limited to, our ability to hire, train and assimilate management and other employees, the adequacy of our financial resources, our ability to identify and efficiently provide new services as our customers may demand in the future and our ability to adapt our systems to accommodate our expanded operations. In addition, there can be no assurance that we will be able to achieve necessary expansion or that we will be able to manage successfully such expanded operations. Failure to manage growth effectively and efficiently could have a material adverse effect on us.

NEED  FOR  ADDITIONAL  FINANCING

We have limited capital resources and currently do not generate any revenues from operations (refer to "Management's Discussion and Analysis" for further information). Our ability to continue in business depends upon our continued ability to obtain financing. There can be no assurance that any such financing would be available upon terms and conditions acceptable to us, if at all. The inability to obtain additional financing in a sufficient amount when needed and upon acceptable terms and conditions could have a material adverse effect upon us. Although we believe that we can raise financing sufficient to meet our immediate needs, we will require funds to finance our development and marketing activities in the future. There can be no assurance that such funds will be available or available on terms satisfactory to us. If additional funds are raised by issuing equity securities, further dilution to existing or future stockholders is likely to result. If adequate funds are not available on acceptable terms when needed, we may be required to delay, scale-back or eliminate our promotional and marketing campaign or our development programs. Inadequate funding also could impair our ability to compete in the marketplace and could result in our dissolution.

GENERATING  REVENUES  FROM  ADVERTISING  AND  ALLIANCES

Our future success depends on an increase in the use of the Internet as an advertising medium. Although we have not to date generated any revenues from advertising, we plan to derive a substantial amount of our revenues from the sale of advertisements and sponsorships on our websites. We anticipate that we will be in a position to commence charging fees for advertising once we register at least 500,000 "page views" per month by visitors to our websites. We are currently averaging approximately 40,000 page views per month, and, based on the performance of our websites since activation on March 9, 2000, anticipate reaching the 500,000 page view threshold in the fourth quarter of this year.

Advertising on the Internet is new and rapidly evolving and cannot yet be compared with the traditional advertising market to gauge its effectiveness. As a result, there is significant uncertainty about the demand and market acceptance for Internet advertising. We cannot predict how our potential advertising customers and sponsors will ultimately react to Internet advertising and sponsorship as compared to traditional advertising media and sponsorship opportunities. This makes it difficult to project our future advertising and sponsorship rates and revenues.

In addition, widespread adoption or increased use by Internet users of "filter" software programs which limit or remove advertising from their desktops or the adoption of this type of software by Internet access providers could have a materially adverse effect on the viability of advertising on the Internet and on our ability to generate revenues. If the market for Internet advertising and sponsorships fails to develop or develops more slowly than expected, we may not be able to generate the revenues required to continue our operations or to become profitable.

MARKETING

We have not incurred significant advertising, sales and marketing expenses to date. To increase awareness for our websites, we expect to spend significant amounts on advertising, sales and marketing in the future. If our marketing strategy is unsuccessful, we may not be able to recover these expenses or increase our revenues. We will be required to develop a marketing and sales campaign that will effectively demonstrate the advantages of our websites, services and products. To date, our marketing and selling experience with respect to our websites is very limited. We may also elect to enter into agreements or relationships with third parties regarding the promotion or marketing of our websites, products and services. There can be no assurance that we will be able to establish adequate sales and marketing capabilities, that we will be able to enter into marketing agreements or relationships with third parties on financially acceptable terms or that any third parties with whom we enter into such arrangements will be successful in marketing and promoting our websites and services.

SECURITY  RISKS

Our network (and those of our content providers) may be vulnerable to unauthorized access, computer viruses and other disruptive problems. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. Internet service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may be required to expend significant capital or other resources to protect us against the threat of security breaches or to alleviate problems caused by such breaches.

DEPENDENCE  UPON  KEY  PERSONNEL

Our key personnel is limited at present to Kirk Exner, our President. The loss of the services of Mr. Exner and other employees, for any reason, may have a materially adverse effect on our prospects. Although we believe that the loss of any of our management or other key employees (apart from Mr. Exner) will not have a material adverse impact upon us, there can be no assurance in this regard, nor any assurance that we will be able to find suitable replacements. In addition, competition for personnel is intense, making it difficult to find highly skilled employees with appropriate qualifications. Furthermore, we do not maintain "key man" life insurance on the lives of any of our management or other key employees of us. To the extent that the services of any key employee of us become unavailable, we will be required to retain other qualified persons. However, there can be no assurance that we will be able to employ qualified persons upon acceptable terms.

CURRENT  OR  PROPOSED  GOVERNMENT  REGULATION

Although there are few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere governing issues such as music licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. It is possible that governments will enact legislation that may be applicable to us in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities.

The adoption of restrictive laws or regulations could slow Internet growth or expose us to liability associated with content available on our websites. The application of existing laws and regulations governing Internet issues such as property ownership, libel, defamation, content, taxation and personal privacy is also uncertain. The majority of such laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

The Child Protection Act and Child Online Privacy Protection Act (the "COPA") were enacted in October, 1998. Among other things, COPA imposes civil and criminal penalties on persons distributing material harmful to minors over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. While we do not currently distribute the types of materials or collect or disclose personal information prohibited by COPA, future legislation similar to COPA may affect us, specifically the content of the programming offered on our websites.

On October 28, 1998, the "Digital Millennium Copyright Act" ("DMCA") affecting the performance of sound recordings by certain subscription and nonsubscription transmission services was enacted. The DMCA permits statutory licenses for the performance of sound recordings and for the making of ephemeral recordings to facilitate transmissions. Under these statutory licenses, we will be required to pay licensing fees for the performance of sound recordings by us in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the statutory licenses, which will be determined either through voluntary inter-industry negotiations or arbitration.

Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease demand for our websites and services, increase our cost of doing business or otherwise have a material adverse effect on our success and continued operations. Laws and regulations may be adopted in the future that address Internet-related issues, including online content, user privacy, pricing and quality of products and services. The growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, as a result of which local exchange carriers have petitioned the FCC to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on the Internet service providers. We cannot guarantee that the United States, Canada or foreign nations will not adopt legislation aimed at protecting Internet users' privacy. Any such legislation could negatively affect our business. Moreover, it may take years to determine the extent to which existing laws governing issues like property ownership, libel, negligence and personal privacy are applicable to the Internet.

LIABILITY  FOR  WEBSITE  INFORMATION

We may be subjected to claims for negligence, copyright, patent, trademark, defamation, indecency and other legal theories based on the nature and content of the materials that we broadcast. Such claims have been brought, and sometimes successfully litigated, against Internet content distributors. In addition, we could be exposed to liability with respect to the content or unauthorized duplication or broadcast of content. Although we have applied for general liability insurance, such insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. In addition, when users access our websites they must agree to certain terms and conditions governing the use of our websites which limit our liability. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could adversely affect our business.

While the current law generally states that entities like us, which provide interactive computer services, shall not be treated as the publisher or speaker with respect to third party content they distribute, the scope of the law's definition and limitations on liability have not been widely tested in court. Accordingly, we may be subject to such claims. Our media and general liability insurance may not cover all potential claims of this type or may not be adequate to indemnify us for any liability that may be imposed. Any liability not covered by indemnification or insurance or in excess of indemnification or insurance coverage could adversely affect our business.

INTELLECTUAL  PROPERTY

We have applied for, but have not yet received, trademark protection in Canada and the United States for "wwbroadcast.net inc.", "wwbc.net", worldwide broadcast network", "wwbroadcast.net", and "wwbc". In addition, we have secured the registration of the domain names "wwbc.net", "wwbusiness.net", "wwcomedy.net", "wwdrama.net", "weducation.net", "wwfamily.net", "wwfashion.net", "wwgames.net", "wwhealth.net", "wwkids.net", "wwmovies.net", "wwmusic.net", "wwnews.net", "wwsports.net" and "wwtravel.net" with Network Solutions, Inc. (Internet).

LIMITED  PROTECTION  FOR  INTELLECTUAL  PROPERTY

While we are investigating the possibilities of patent, copyright and trademark registration and protection for our intellectual property, no such protection has yet been granted except as referred to above (excepting the domain registration of the names "wwbc.net", "wwbusiness.net", "wwcomedy.net", "wwdrama.net", "weducation.net", "wwfamily.net", "wwfashion.net", "wwgames.net", "wwhealth.net", "wwkids.net", "wwmovies.net", "wwmusic.net", "wwnews.net", "wwsports.net" and "wwtravel.net"). There is no assurance that such registration or protection will be available, and therefore we may have little or no protection for our intellectual property assets, which comprise our main business assets.

Our portal Website (as defined below under "wwbroadcast.net inc. - Business of the Company") operates under the domain name "wwbc.net". We have Content
Websites (as defined below under "wwbroadcast.net inc. - Business of the Company") operated under each of the other domain names listed above, except "wwkids.net" which is not yet operational and our other intellectual property are important to our continued operations and success. Our efforts to protect this intellectual property may not be adequate. Unauthorized parties may infringe upon or misappropriate our network or other proprietary information. In the future, litigation may be necessary to protect and enforce our intellectual property rights or to determine the validity and scope of our intellectual property, which could be time consuming and costly. We could also be subject to intellectual property infringement claims as the numbers of competitors grows. These claims, even if not meritorious, could be expensive and divert our attention from our continued operations. If we become liable to any third parties for such claims, we could be required to pay a substantial damage award or to develop comparable non-infringing intellectual property and systems.

MISAPPROPRIATION  OF  INTELLECTUAL  PROPERTY

Our actions to protect our trademarks and other proprietary rights may be inadequate. In addition, it is possible that we could become subject to infringement actions based upon content we may provide from third parties. Any of these claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. Further, if such claims are successful, we may be required to change our trademarks, alter the content of our websites and pay financial damages. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies.

If third parties prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs. An adverse outcome in litigation or privity proceedings could require us to license disputed rights from third parties or to cease using such rights. Any litigation regarding our proprietary rights could be costly and divert our attention, result in the loss of certain of our proprietary rights, require us to seek licenses from third parties and prevent us from selling our services, any one of which could adversely affect our business.

MISAPPROPRIATION  OF  PROPRIETARY  RIGHTS

We may not be able to prevent misappropriation of our proprietary information and agreements entered into by us for that purpose may not be enforceable. It might be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization. The laws of some countries may afford us little or no effective protection of our intellectual property.

INSIDER  CONTROL  OF  COMMON  STOCK

As of May 31, 2000, directors and executive officers beneficially owned approximately 51% of our outstanding common stock. As a result, these stockholders, if they act as a group, will have a significant influence on all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such control may have the effect of delaying or preventing a change in control.

VOLATILITY  OF  STOCK  PRICE

The trading price of our common stock has been and may continue to be subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks have recently been at historical highs and reflected price earnings ratios substantially above historical levels. There can be no assurance that such trading prices and price earnings ratios will be achieved again. These broad market and industry factors may adversely affect the market price of the common stock, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

EFFECT  OF  SHARES  ELIGIBLE  FOR  PUBLIC  SALE

As of June 30, 2000, there were 12,314,054 common shares issued and outstanding. As of May 31, 2000, 3,319,195 of these shares were held in escrow. Under applicable regulatory requirements, 1,070,000 shares issued pursuant to a private placement of units which closed January 26, 2000 will be restricted from trading for a one year period ending November 30, 2000. Under applicable regulatory requirements, 225,000 shares issued pursuant to a second private placement of units that closed on April 11, 2000 will be restricted from trading for a one year period expiring January 27, 2001. Furthermore, 838,000 shares are issuable upon the exercise of options, and 647,500 issuable upon the exercise of warrants. Sales of a large number of shares could have an adverse effect on the market price of our common stock. Any sales by these stockholders could adversely affect the trading price of our common stock.

                                REPURCHASE OFFER

BACKGROUND

On July 14, 1999 we transferred our corporate domicile from the Province of British Columbia to the State of Wyoming. Our corporate affairs are now governed by the laws of Wyoming. In all other material respects we remained the same. In order to make the transfer, we had to solicit proxies as required by Canadian corporate and securities law. The shareholder vote for the transfer was 6,981,485 votes in favour (0 votes against and 0 abstentions), which represented 50.2% of the issued and outstanding shares at the time of the shareholder vote.

A transfer of corporate domicile such as we made does not involve the organization of a new corporation or any internal change in the transferring corporation. The only change is that the corporation's affairs become governed by the law of the new jurisdiction, in this case Wyoming.

As required by British Columbia law, we gave those of our shareholders who wished to dissent from the transfer a right at that time to have their shares redeemed in cash. No shareholders exercised that dissent right.

We did not file a registration statement under the Securities Act of 1933 when we transferred to Wyoming. Our failure to file a registration statement may have been a violation of the Securities Act of 1933. Because we may have violated the Securities Act of 1933, we are offering to repurchase our shares from all U.S. persons who were shareholders of record of our common stock as of July 14, 1999. This group of shareholders, which excludes persons who acquired shares of our common stock after July 14, 1999, is referred to as "repurchase offerees" in this registration statement and their shares as "repurchase shares". Repurchase offerees who want us to repurchase their repurchase shares must complete and return the repurchase agreement accompanying this registration statement as Attachment A. Even though we are making this repurchase offer, we have not concluded that we violated any applicable federal and state securities laws, and we are not waiving any rights.

We are making this offer only to U.S. persons who were shareholders of record of our common stock on July 14, 1999. This is because we, as a Canadian company, made required disclosures in compliance with Canadian law when we sought shareholder approval for our transfer to Wyoming. All of our shareholders got the benefit of disclosure in accordance with Canadian requirements, which we believe are substantially similar to U.S. requirements. However, when we changed our domicile from Canada to the U.S., our U.S. shareholders may have been entitled to claim that we were presenting them with a new investment decision and that the shareholder disclosure materials should have been registered in accordance with the Securities Act of 1933.

REPURCHASE  PRICE

We will pay Cdn$0.66 ($0.46), plus interest, for each share we repurchase. The repurchase price is based on the pre-consolidation closing price of our common stock (Cdn$0.33; $0.23) on the Vancouver Stock Exchange on June 30, 1998, the date of the shareholder vote approving our transfer to Wyoming. The U.S. dollar price is based on the rate of exchange on that date. Persons who accept the repurchase offer but disposed of their shares before the offer was made at a price below the repurchase price are entitled to receive cash in the amount of the difference, after necessary adjustments to reflect the two-for-one consolidation of our common stock in November 1999.

LEGAL RIGHTS OF REPURCHASE OFFEREES AND CONSEQUENCES OF ACCEPTANCE OR NON-ACCEPTANCE

Under federal and state securities laws, the sale of securities must either be registered or exempt from registration. These laws may also require registration of securities where no sale is involved, as, for example, if a company asks our shareholders to exchange their shares for other securities, since the shareholder is being asked to make an investment decision. In the case of our transfer from British Columbia to Wyoming, our shareholders were arguably presented with an investment decision concerning whether they wished to own shares in a British Columbia or Wyoming corporation. If there is no exemption from registration, a corporation's unregistered sale of securities, including an exchange such as we effectively made with our shareholders in July 1999, may then be a violation of federal and state securities laws. One of the remedies of a repurchase offeree for this possible violation is to bring an action against us for repurchase of their shares within the time specified under applicable law. If successful, a repurchase offeree receives an amount per share equal to the share price at the time of the deemed exchange less any distributions made with respect to the shares; or, if the repurchase offeree previously sold the shares, that person receives the repurchase price to be paid for the shares less the proceeds received upon sale. Although the repurchase offer is being made only to U.S. persons who held our shares on July 14, 1999, it is possible that non-U.S. persons may also be able to exercise these remedies. Under federal law, an action for repurchase must be brought within one year of the issuance of the shares in violation of the registration provisions, but in no event more than three years after the shares were offered to investors. For purposes of this registration statement, the one-year period begins on the date we became a Wyoming corporation. State statutes of limitation vary, depending on the jurisdiction.

We are making this repurchase offer in an attempt to shield ourselves from future civil liability for repurchase. Under many state statutes, this repurchase offer, if carried out in compliance with the applicable statutes, ends civil liability for repurchase, regardless of whether shareholders accept the repurchase offer.

To the extent claims are not time-barred, we may not be able to shield ourselves from liability under federal securities laws because the SEC has taken the position that liability under federal law is not avoided because a potentially liable person makes a registered repurchase offer. In any event, repurchase offerees, as well as the other persons who held our shares on July 14, 1999, who bring a lawsuit may be limited in their recovery to the amount they would have received had they accepted the repurchase offer. Thus, although repurchase offerees who accept the repurchase offer may be able to sue us, they may not be entitled to additional damages. According to the SEC, repurchase offerees who do not accept the repurchase offer, as well as the other persons who held our shares on July 14, 1999, may be able to sue us for repurchase, but any such lawsuit may be subject to the defenses described above.

MATERIAL  TAX  CONSEQUENCES

The following summary is a general discussion of material U.S. federal income tax consequences of accepting the repurchase offer. The consequences to each repurchase offeree will vary, depending in part on the circumstances and status of the repurchase offeree. Generally, repurchase offerees who transfer their repurchase shares to us in exchange for the price paid by the repurchase offeree for the repurchase shares, less any distributions with respect to the repurchase shares, will realize gain equal to the excess of:

- the aggregate amount paid by us to the repurchase offeree for the repurchase shares, over

- the price originally paid by the repurchase offeree for those repurchase shares.

If the repurchase offeree previously sold the repurchase shares, the repurchase offeree who accepts the repurchase offer will realize gain in an amount equal to the excess, if any, of:

- the sale price received by the repurchase offeree plus the aggregate amount paid by us to the repurchase offeree for such repurchase shares, over

- the price originally paid by the repurchase offeree for the repurchase shares.

Shareholders must recognize any gain realized as a result of accepting the repurchase offer. There is no direct authority, however, regarding the character of the gain for federal income tax purposes. Nevertheless, under general federal income tax principles, repurchase offerees who hold their repurchase shares as a capital asset on the date of the exchange or, in the case of a prior sale of repurchase shares, repurchase offerees who held their repurchase shares as a capital asset on the date of the prior sale or exchange, should be entitled to report gain recognized as a result of accepting the repurchase offer as a distribution in redemption of, or in exchange for, the repurchase shares, subject to the provisions and limitations of Section 302 of the Internal Revenue Code of 1986.

This discussion concerning federal income tax matters does not address all potentially relevant federal income tax matters, or the consequences to persons who, because of their circumstances or status are subject to special federal income tax treatment. The discussion does not address state, local or foreign tax issues, and is not intended as tax advice to any person. Consequently, repurchase offerees are urged to consult their own tax advisors as to the specific tax consequences to them of accepting the repurchase offer, including tax reporting requirements, the application and effect of federal, state, local, foreign and other tax laws, and the implications of any changes in the tax laws.

REPURCHASE  OFFER

We are offering the repurchase offerees the right to sell their repurchase shares to us. Repurchase offerees who accept the repurchase offer can exchange their repurchase shares for cash in the amount of the repurchase price, plus interest, less the amount of any income or distributions in cash or kind, received on the repurchase shares. Repurchase offerees who accept the repurchase offer but disposed of their repurchase shares for less than the repurchase price paid can receive cash in the amount of that difference, with necessary adjustments to reflect the two-for-one consolidation of our common stock in November 1999.

The repurchase offer will end at ____ p.m. local time, Vancouver, B.C., on _______________________________. Accordingly, repurchase offerees will have twenty business days to respond to the repurchase offer. Repurchase offerees who have not previously disposed of their repurchase shares may accept the repurchase offer only by:

- completing the repurchase agreement accompanying this registration statement, and

- returning it to us by _____ p.m. on __________________ , together with the certificates and documents evidencing the repurchase shares (unless held by a nominee), as adjusted to give effect to any distributions paid with respect to the repurchase shares, properly endorsed for transfer.

Even if the nominee holding repurchase shares delivers those shares, as required by the repurchase agreement, we must receive the repurchase agreement by
______________________________.

Repurchase offerees who have previously disposed of their repurchase shares may accept the repurchase offer only by completing the repurchase agreement accompanying this registration statement, and furnishing written evidence as to number of shares sold, date of sale, and sale price per share, and returning the repurchase agreement to us by _________ p.m. on ________________________.

ANY REPURCHASE OFFEREE WHO FAILS TO RETURN A SIGNED REPURCHASE AGREEMENT OR, IF REQUIRED, FAILS TO TENDER THE REPURCHASE SHARES BY THE DATE REQUIRED IN THE REPURCHASE AGREEMENT WILL BE CONSIDERED TO HAVE REJECTED THE REPURCHASE OFFER.

We will decide all questions about the validity, form, eligibility, including time of receipt, and acceptance of the repurchase agreement. Our decision will be final and binding. We reserve the absolute right to reject any or all repurchase agreements improperly completed, or if our counsel believes their acceptance would be unlawful. We also reserve the right to waive any irregularity in the repurchase agreement. Our interpretation of the terms and conditions of the repurchase agreement, including the instructions in the repurchase agreement, will be final and binding. We do not have to notify anyone of defects in connection with repurchase agreements, and we will not be liable for failure to give that information.

We will pay the purchase price to repurchase offerees who accept the repurchase offer as soon as possible after we receive the repurchase agreement and the certificates and/or documents evidencing the repurchase shares.

Repurchase offerees who elect not to accept the repurchase offer do not have to respond to the repurchase offer. Repurchase offerees who do not respond to the repurchase offer will continue to be the owners of the repurchase shares and will hold repurchase shares subject to the restrictions which were in effect at the time of their issuance.

Other  Terms  and  Conditions

If we receive such a large number of repurchase acceptances, or are otherwise required to repurchase shares, so that we could not immediately pay all shareholders without making us insolvent under applicable law, we may elect to delay payment or pay some shareholders in instalments to avoid making us insolvent. We will not have to immediately make repurchases that could constitute insolvency distributions under applicable law. Management and our auditors will make all necessary determinations about possible insolvency.

          VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

As at July 14, 1999, we had 15,918,107 pre-consolidation issued and outstanding fully paid and non-assessable common shares without par value, each share carrying the right to one vote.

On August 27, 1999, we entered into the Asset Purchase Agreement with High Tech Venture Capital Inc., pursuant to which we acquired all rights in and to High Tech Venture Capital Inc.'s business of developing an Internet portal website and creating channels to provide streaming media content under the name "Worldwide Broadcast Network". Concurrent to the acquisition, a name change (to our current name) and a two-for-one share consolidation were made effective, such that for every two shares of capital stock previously held by a shareholder, the shareholder received one share of capital stock after consolidation. Under the Asset Purchase Agreement, we paid to High Tech Venture Capital Inc. the sum of Cdn$70,000.00 and issued to it 3,000,000 post-consolidated common shares.

As at June 30, 2000, we had 12,314,054 common shares issued and outstanding. WE HAVE NO OTHER CLASSES OF VOTING SECURITIES.

To the knowledge of our management, as at June 30, 2000 no person beneficially owns more than five percent of any class of our voting securities other than as set forth below. The following table shows the total amount of any class of our voting securities owned by each of our executive officers and directors and by our executive officers and directors, as a group, as at May 31, 2000.


                                      AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER  BENEFICIAL OWNERSHIP   PERCENTAGE OF CLASS(1)
====================================  =====================  ======================
Kirk E. Exner
210-1122 Mainland Street
Vancouver, BC, Canada. . . . . . . .           3,000,000(2)                  24.36%

Gregg J. Sedun
2200-885 West Georgia Street
Vancouver, BC, Canada. . . . . . . .    2,314,219(3) (4)(5)                  18.79%

David De Witt
2200-885 West Georgia Street
Vancouver, BC, Canada. . . . . . . .          962,524(4)(5)                   7.82%
------------------------------------  ---------------------  ----------------------

Directors and Officers as a group. .             6,276,743                   50.97%
====================================  =====================  ======================


(1)     Based  on  12,314,054  shares  outstanding as at June 30, 2000 and, as to a specific  person,  shares  issuable  pursuant to the conversion or exercise, as the case  may  be,  of  currently exercisable or convertible debentures, share purchase warrants  and  stock  options.

(2)     Includes 3,000,000 shares held by High Tech Venture Capital Inc., a company which  is  controlled  by  Kirk Exner.  Does not include 400,000 options granted to
Kirk  Exner  to  acquire up to 400,000 common shares in the capital of the Company.

(3)     Includes  1,069,195  shares  held  by  513815  BC Ltd. is a private company controlled  by  Gregg  Sedun.

(4)     Does not include 197,500 options to purchase up to 197,500 common shares in the  capital  of  the  Company  and  75,000  share  purchase  warrants.

(5)     Includes  142,250  shares of the total 284,500 shares held by Sedun De Witt
Capital  Corp., a company owned and controlled by Alison Sedun and Marianne De Witt
(each  as  to 50%)  who are married to, respectively, Gregg Sedun and David DeWitt.
Mr.  Sedun  and  Mr.  DeWitt  are  the  directors  of  Sedun  DeWitt  Capital Corp.

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table and text sets forth the names and ages of all of our directors, executive officers and significant employees, as at June 30, 2000. All of the directors serve until the next Annual General Meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Subject to any applicable employment agreement, executive officers serve at the discretion of the Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of shareholders. Also provided is a brief description of the business experience of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

Directors,  executive  officers  and  other  significant  employees:


                                     POSITION HELD                        DATE FIRST
NAME                                WITH THE COMPANY         AGE          ELECTED OR APPOINTED

Kirk E. Exner                       Director, President      32       July 14, 1999 (Director)
                                    and Chief Executive               November 15, 1999 (President)
                                    Officer                           June 19, 2000 (CEO)

Gregg Sedun                         Director                 42       June 23, 1997

David De Witt                       Director                 47       June 23, 1997

Marcel deGroot                      Secretary                27       June 19, 2000
==============================  ========================  ==========  =============================


The backgrounds and experience of our directors, executive officers and other significant employees are as follows:

Kirk  E.  Exner

Mr. Exner holds a Bachelor of Science degree from the University of British Columbia in Vancouver, British Columbia, Canada, and a Masters in Business Administration from York University in Toronto, Ontario, Canada. Mr. Exner's responsibilities include developing our business plan/model, recruiting the required management team, technology partner/champion and securing the venture capital required for the expansion plan. Mr. Exner was previously employed in Corporate Finance at Golden Capital Securities, a full-service boutique brokerage firm based in Vancouver, British Columbia, which specialized in early stage high technology finance. While at Golden Capital Securities, he brokered/financed a number of private and public technology companies, including iwave.com, BCY Ventures and Softcare Electronic Commerce. Mr. Exner also co-published the Golden Capital Micro-Cap Tech Stock Report that attained an annual rate of return in excess of 100% on a portfolio of Canadian public companies. Prior to Golden Capital Securities, Mr. Exner managed his own consulting firm, dedicated to high technology corporate development. Over a five year period, he was involved with numerous corporate development projects and financings including Family Ware International and CyberActive Technologies.

Gregg  J.  Sedun

Mr. Sedun graduated from the University of Manitoba in 1982 with a Bachelor of Law degree, and practised securities law in Vancouver, British Columbia from 1983 until 1997. He was a partner in the law firm Rand Edgar Sedun, and later became a founding partner of De Witt Sedun, a firm focusing exclusively on securities law, where he practised until his retirement from law in 1997. Mr. Sedun is a co-founder and director of several public companies and Sedun De Witt Capital Corp., a private venture capital company. He was one of the founding directors of the internationally known mining company Diamond Field Resources Inc., which was purchased by Inco Ltd. in a $4.2 billion transaction. In addition, Mr. Sedun is an original financier and director of Softcare EC.com Inc., a business-to-business e-commerce software company with operations across North America.

David  De  Witt

Mr. De Witt was a founding partner of De Witt Sedun, a firm focused exclusively on securities law, as well as a co-founder and director of Sedun De Witt Capital Corp., a private venture capital company. Mr. De Witt graduated from the University of British Columbia with a Bachelor of Commerce degree in 1975 and a Bachelor of Law degree in 1978, and practised corporate and securities law until his retirement from practice in 1997. He is a director and/or officer of a number of private and public companies. Mr. De Witt was Corporate Secretary and an active Director of Arequipa Resources Ltd. prior to its takeover by Barrick Gold Corporation at a valuation of $1.2 billion. In addition, Mr. De Witt is an original financier, and currently serves on the Board of Directors of, NeuroVir.Inc., a private biotechnology company with offices in San Diego, California and Vancouver, British Columbia.

Marcel deGroot

Mr. deGroot graduated from the University of British Columbia in 1996 with a Bachelor of Commerce degree. From May, 1996 until October, 1996, he worked for the Vancouver office of Grant Thornton where he obtained the Chartered Accountant designation. Since November, 1999, Mr. deGroot has worked as a consultant for us and for Sedun de Witt Capital Corp., a private venture capital company.

There are no arrangements or understandings between any two or more directors or executive officers, pursuant to which he/she was selected to be a director or executive officer, other than agreements arising from the Asset Purchase Agreement dated August 27, 1999, between us, High Tech Venture Capital Inc. and Kirk Exner as referred to herein.

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

                             EXECUTIVE COMPENSATION

We are required to set out particulars of compensation paid to the following persons:

(a) our chief executive officer during the most recently completed fiscal year;

(b) each of our four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds $100,000 per year; and

(c) any additional individuals for whom disclosure would have been provided under (b) except that the individual was not serving as one of our executive officers at the end of the most recently completed fiscal year.

Compensation  was  paid  to  our  executive  officers  and directors as follows:

Kirk  E.  Exner  -  President  and  Director

In accordance with an asset purchase agreement between us, High Tech Venture Capital Inc. and Mr. Exner dated August 27, 1999 (the "Asset Purchase Agreement"), Mr. Exner has entered into an employment agreement with us for a term of one year, pursuant to which Mr. Exner is paid a monthly salary of Cdn$7,000.00 in his capacity as our President. The Asset Purchase Agreement also provides for the granting of stock options for 300,000 post-consolidated shares at an exercise price of Cdn$0.66 per share. Under the Asset Purchase Agreement, Mr. Exner was paid Cdn$10,500.00 to December 31, 1999. The compensation under the employment agreement represents all compensation paid to Mr. Exner.




SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM COMPENSATION
                                                ANNUAL COMPENSATION                        AWARDS                 PAYOUTS
Name                                                                           Other                   Securities
and                                                                            Annual      Restricted  Underlying
Principal                                                                      Compen-     Stock       Options/  LTIP
Position                              Year           Salary ($)    Bonus ($)   sation ($)  Awards ($)  SARs (#)  Payouts ($)
---------------------------  ----------------------  -----------  -----------  ----------  ----------  --------  -----------
PRESIDENT(1)
KIRK EXNER. . . . . . . . .                    1999  Cdn$10,500   nil          nil         nil          300,000  nil

FORMER
PRESIDENT(2)
DAVID DE WITT . . . . . . .                    1999  nil          nil          nil         nil         nil       nil

FORMER
PRESIDENT(3)
GREGG SEDUN . . . . . . . .                    1999  nil          nil          nil         nil         nil       nil
                                               1998  nil          nil          nil         nil         nil       nil
                                               1997  nil          nil          nil         nil           97,500  nil

FORMER
PRESIDENT(4)
ZHIANG NING . . . . . . . .                    1997  nil          nil          nil         nil         nil       nil


SUMMARY COMPENSATION TABLE


Name
and                          All
Principal                    Other
Position                     Compensation ($)
---------------------------  ----------------
PRESIDENT(1)
KIRK EXNER. . . . . . . . .  nil

FORMER
PRESIDENT(2)
DAVID DE WITT . . . . . . .  nil

FORMER
PRESIDENT(3)
GREGG SEDUN . . . . . . . .  nil
                             nil
                             nil

FORMER
PRESIDENT(4)
ZHIANG NING . . . . . . . .  nil

Notes:
-----
(1)     Mr.  Exner  was  appointed  President  on  November  15,  1999.

(2)     Mr.  De  Witt  served  as  President  from  July  14,  1999  until  November  15,  1999.



(3)     Mr.  Sedun  served  as  President  from  June  23,  1997  until  July  14,  1999.

(4)     Mr.  Ning  acted  as  President  until  June  23,  1997.


None of our executive officers have received annual salary and bonus in excess of $100,000.

The only grants of stock options or stock appreciation rights made during the fiscal year ended 1999 to our executive officers and directors was the grant of 300,000 options to Kirk Exner pursuant to the Asset Purchase Agreement.

To date, we have granted 838,000 stock options to employees and consultants, pursuant to our stock option plan.

We have no formal plan for compensating our directors for their service in their capacity as directors although such directors have received from time to time and are expected to receive in the future options to purchase common shares as awarded by the Board of Directors or (as to future options) a Compensation Committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on our behalf, other than services ordinarily required of a director. Other than as indicated below, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

There are no management agreements with any of our directors or executive officers, other than those referred to herein.

Other than as discussed above, we have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Other than the management agreements and advisory agreements discussed herein, we have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options have been and may be granted at the discretion of the Board of Directors or a committee thereof.

LONG-TERM  INCENTIVE  PLANS  --  AWARDS  IN  MOST RECENTLY COMPLETED FISCAL YEAR

We have no long-term incentive plans in place and therefore there were no awards made under any long-term incentive plan to any Executive Officers during our most recently completed fiscal year. A "Long-Term Incentive Plan" is a plan under which awards are made based on performance over a period longer than one fiscal year, other than a plan for options, SARs (Stock Appreciation Rights) or restricted share compensation.

AGGREGATED OPTIONS AND STOCK APPRECIATION RIGHTS EXERCISED DURING THE MOST RECENTLY COMPLETED FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

No incentive stock options or stock appreciation rights were exercised during the last fiscal year by any of our named executive officers. No stock appreciation rights were held by any of our named executive officers as at the end of our most recently completed fiscal year. Our President, Kirk Exner, held 300,000 incentive stock options as of December 31, 1999, exercisable at a price of Cdn$0.66 per share. These options were not in-the-money on that date. The following table summarizes the foregoing information:



                                                                 Number of
                                                                 Securities      Value of
                                                                 Underlying      Unexercised In-the
                                                                 Unexercised     -Money
                                                                 Options/SARs at Options/SARs at
                                                                 FY-End ($)      FY-End ($)
                       Shares Acquired on                        Exercisable/    Exercisable/
Name                      Exercise (#)      Value Realized ($)   Unexercisable   Unexercisable
---------------------  -------------------  -------------------  --------------  -------------
                                                                  300,000 options
Kirk Exner. . . . . .  Nil                  Nil                   (exercisable)  Nil



COMPENSATION  OF  DIRECTORS

As previously noted, we have no standard arrangement to compensate directors for their services in their capacity as directors except for the granting from time to time of incentive stock options in accordance with the policies of the Canadian Venture Stock Exchange. During the last fiscal year, we did not grant our directors incentive stock options, except for the 300,000 incentive stock options granted to Kirk Exner. These options are exercisable up to the close of business on July 14, 2004.

All of the existing stock options are non-transferable and terminate on the earlier of the expiration date or the 30th day after the date on which the director, officer or employee, as the case may be, terminates his position with us. If a director is forced to resign or is removed by special resolution, or if a senior officer or other employee is fired for cause, his options expire on the day of removal or firing.

The outstanding options will be adjusted if we consolidate, subdivide or similarly change our share capital.

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

We  have  no  committee  that performs the function of a compensation committee.
None of our officers or directors serve on a committee making compensation decisions of any other entity. directors generally participate in compensation-related matters.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest, except as follows:

Commencing December 1, 1997, we entered into a Management Advisory Agreement with Sedun De Witt Capital Corp, a company owned and controlled by Alison Sedun and Marianne De Witt (each as to 50%). Alison Sedun and Marianne De Witt are married to, respectively, Gregg Sedun and David De Witt, both of whom serve on our board of directors and are directors of Sedun De Witt Capital Corp. In consideration of the services provided, Sedun De Witt Capital Corp. was paid Cdn$5,000.00 per month.

Total Payments made to Sedun De Witt Capital Corp. pursuant to the Management Advisory Agreement are as follows:

     1999:     Cdn$      47,500.00
     1998:     Cdn$      60,000.00
     1997:     Cdn$       5,000.00
     Total:    Cdn$     112,500.00

The Management Advisory Agreement was terminated on November 15, 1999 at which time a new corporate advisory agreement took effect pursuant to the above-noted Asset Purchase Agreement.

Under the terms of the Asset Purchase Agreement, we will pay Sedun De Witt Capital Corp. Cdn$10,000.00 per month for a term of 12 months in consideration for which Sedun De Witt Capital Corp. will provide us with advisory services relating to general corporate development, financial matters, raising additional capital, strategic planning and other matters relating to the financial affairs of us. Sedun De Witt Capital Corp. agreed to reduce its monthly fee to Cdn$5,000.00 per month up to January 31, 2000. Since January 31, 2000 we have paid Sedun De Witt Capital Corp. Cdn$10,000.00 per month pursuant to the terms of our agreement with them.

                              WWBROADCAST.NET INC.

DESCRIPTION  OF  BUSINESS

Introduction

We operate "wwbroadcast.net", an Internet website designed to gather, aggregate, distribute and market streaming media content over the Internet. On the Internet, streaming media content consists of live and archived audio and video programs which are accessible to users of the Internet. Our offices are located at 210-1122 Mainland Street, Vancouver, British Columbia, V6B 5L1. The telephone number is (604) 608-0884 and the facsimile number is (604) 608-0824.

Except as otherwise indicated, all information in this registration statement has been restated to give effect to the two-for one stock consolidation of our common stock referred to below and elsewhere in this registration statement. Our consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Business  Development  of  Issuer  During  Last  Three  Years

We were incorporated under the laws of the Province of British Columbia on June 24, 1986 under the name "Belcarra Resources Ltd.". We changed our name to "Belcarra Motors Corp." on October 12, 1994, and to "Predator Ventures Ltd." on September 10, 1997. We transferred our corporate domicile to the State of Wyoming effective July 14, 1999 and, on September 9, 1999, we filed Articles of Amendment which increased our authorized capital from 100,000,000 common shares with no par value to unlimited common shares with no par value.

On November 16, 1999, we changed our name to "wwbroadcast.net inc." to reflect our new business which we had commenced on July 1, 1999, when we began seeking a suitable Internet-based business for acquisition. Prior to commencing our new business, we had been relatively inactive, having sold the underlying assets of our previous business effective March 31, 1997.

On December 3, 1999, we were registered as an extra-provincial company under the Company Act of British Columbia.

In furtherance of our new business, on August 27, 1999, we entered into an Asset Purchase Agreement with High Tech Venture Capital Inc., pursuant to a Letter of Intent dated July 9, 1999. Under the terms of the Asset Purchase Agreement we acquired all rights in and to High Tech Venture Capital Inc.'s business of developing an Internet portal and creating channels to provide streaming media content under the name "Worldwide Broadcast Network". The assets that were acquired included the ownership of a number of domain names relevant to the implementation of our business model. The consideration for the acquisition was Cdn$70,000.00 and the issuance of 3,000,000 of our post-consolidated common shares. Concurrent to the acquisition, we effected a name change (to our current name) and a two-for-one share consolidation. As a result of the share consolidation, each of our shareholders received one share of common stock for every two shares of common stock previously held.

Business  of  the  Company

We are a gatherer, aggregator, distributor and marketer of streaming media content on the Internet. Through our "streaming" media portal website, wwbc.net (the "Website"), which became operational on March 9, 2000, we provide an interface between users of multimedia enabled personal computers (or certain other Internet-attached devices) and various content providers on the Internet, thereby giving such users access to live and archived audio and video programs.

The first phase of development work on our Website, including initial testing, was completed in January 2000 by SunCommerce Corporation. High Tech Venture Capital Inc. had entered into a website development agreement with SunCommerce Corporation prior to our acquisition of High Tech Venture Capital Inc.'s assets pursuant to the Asset Purchase Agreement dated August 27, 1999. SunCommerce Corporation is a website development firm with offices in Vancouver, British Columbia, Canada and Seattle, Washington. It specializes in developing professional websites that are integrated with customized e-commerce back-end database systems. SunCommerce also provides website hosting services for streaming websites.

Our Website offers users a gateway to various subsidiary content distribution websites ("Content Websites"). The Content Websites allow users to access selections of live and archived audio and video programming over the Internet, organized by information or entertainment categories. The following Content Websites are currently accessible to our users:

-     wwbusiness.net
-     wwcomedy.net
-     wweducation.net
-     wwfamily.net
-     wwfashion.net
-     wwkids.net

-     wwgames.net
-     wwhealth.net
-     wwmovies.net
-     wwmusic.net
-     wwnews.net
-     wwsports.net
-     wwtravel.net

Each of these Content Websites has been registered as a domain name with Network Solutions Inc., and is generally descriptive of the category of information or entertainment content that is accessible through it.

Aggregation  of  Streaming  Media  Content

Our Website is designed to gather, aggregate, distribute and market streaming media content over the Internet. At present, independent Internet web developers are developing proprietary, broadcast-capable content. We aggregate such content and organize it for users in a manner that we believe facilitates access to such content in a user-friendly manner.

The streaming media content accessible through our network is otherwise available over the Internet to users with appropriate multimedia enabled personal computers or other equipment. However, such users must generally seek such content out on the Internet by, for example, using traditional search engines. We search for suitable streaming media content that we believe will be of interest to Internet users and aggregate them under our various Content Websites. The Content Websites reflect certain information and entertainment categories or groupings that we believe will help a user focus his or her search quickly and easily. Once the user selects a Content Channel, his or her search is focused even further by logical subcategories.

Our goal is to increase the profile of our Website as a destination for Internet users seeking streaming media content in the categories represented by the Content Websites, and to provide a platform for multimedia content providers and advertisers seeking to reach online audiences. We hope that our corporate structure, and our ability to aggregate content and establish content partnerships, will enable further development of our network. In order to encourage traffic to our websites, we currently do not charge advertising or any other fees to our Affiliates or to any users who visit our network. We anticipate introducing certain fees and charges once the average number of "page views" recorded for visitors to our websites have increased from the current level of 40,000 page views per month to at least 500,000 page views per month, which is the minimum level which we feel will be commercially acceptable to businesses that may wish to use our services as an advertising platform. Based on our experience since our websites came on line on March 9, 2000, we anticipate we will reach 500,000 page views per month some time in the fourth quarter of 2000.

We are in the process of developing the systems necessary for increased aggregation and distribution of streaming media content. In addition, we have been establishing affiliate relationships with content providers and alliances with streaming media service companies. We currently provide content to users by one of two methods. A content provider can become an "Affiliate" by entering into an agreement with us by which they will be able to provide their content through our Content Websites. Alternatively, we provide users with direct access to content that we have aggregated and have identified as content which users may find desirable. Such content is made available on the Internet by content providers with whom we have no relationship, and we will remove our links to such content if requested to do so by such providers. We do not currently charge any fees to, and we are not charged any fees by, any content providers, including Affiliates.

We have an alliance with Interactive Netscaping Systems Inc. ("INSINC"). The relationship includes the access to INSINC's T3 Internet infrastructure and direct hosting of our server system. INSINC is a provider of streaming-media technology and delivers Internet broadcasting solutions to clients. As well, INSINC is involved in broadcasting live and archived audio and video content on the Internet in association with our content provider and affiliate, mediaontap.com (formerly DENtv and DENradio). INSINC provides broadcasting services through our Real Networks streaming server system and an AT&T-based asynchronous transfer mode backbone (single high speed transmission of data, audio and video). Our relationship with INSINC will ideally allow us access to the technological infrastructure required to implement our business plan over the initial stages of our development.

Since May 24, 2000 we have been involved in an informal cooperative marketing arrangement with ENTERA INC., a private company based in California, through which we hope to be introduced to a broadened range of streaming media content providers. ENTERA INC. is a developer of Internet content delivery technology for content providers and other internet providers, hosts and broadcasters.

Content  Websites  for  Distribution

We intend to market our services by emphasizing our various Content Websites, and thereby raise the profile of our entire network. In other words, we will seek to enhance the worldwide (ww) brand name through our approach to content aggregation.

Once we have established sufficient market acceptance of our services, which cannot be assured, we are planning to establish joint ventures with existing streaming media content providers, multimedia/Web development organizations, and traditional broadcasting companies.

Content  Aggregator/Provider  Hybrid

We plan to evolve from a pure content aggregator to a content aggregator/provider hybrid by developing and delivering programs in association with our various Affiliates and streaming media partners. Eventually we hope to be able to facilitate the broadcasting of programs and events over our network to users who can view and listen to such broadcasts uninterrupted while continuing to perform other tasks on their computer. In addition, we intend to refine our network to allow advertisers to target specific users.

Business  Strategy

Our objective is to secure a prominent position in Internet broadcasting by aggregating, distributing and marketing comprehensive audio and video programming over the Internet. Key elements of our business strategy include:

EXPAND GLOBAL PROGRAMMING CONTENT by ideally providing access to comprehensive audio and video programming on the Internet. Our objective is to secure streaming media content produced by various content providers. Potential content providers include: television and radio stations, networks and ownership groups, production studios (audio, film, animation, etc), record labels and dedicated Internet broadcasting businesses.

ENHANCE BRAND AWARENESS to maximize our broadcast audience. To do so, we intend to co-brand our programming with large and small content providers in addition to providing access to our programming directly through our various operating Content Websites. It is intended that these affiliate relationships will allow our partner to present its programming content through co-linking on the Website and the applicable Content Channel.

PENETRATE THE BROADCASTING SUPPORT SERVICES MARKET to enable businesses and other organizations to improve communication with, and disseminate information to, customers, suppliers, and the general public. We hope that our content network, combined with the local and global reach of the Internet, will allow our programming Affiliates and streaming media partners to access customers internationally. We intend to implement broadcasting services by developing strategic alliances (preferred partnerships) with streaming media service providers on a geographically expansive basis.

EXPAND NETWORK INFRASTRUCTURE through the acquisition and deployment of additional network equipment, bandwidth and broadcast scaling technologies both internally and through our various technology partners. We believe that the quality of, and demand for, Internet video broadcasts will continue to improve as broadband Internet access technologies such as ADSL (DEFINE) and high-speed cable modems become more commonly available.

CAPTURE AND DEVELOP EMERGING REVENUE OPPORTUNITIES as user demand increases and technological developments become more widely adopted. We intend to develop opportunities to capture revenue growth that includes pay-per-view applications, fee-based programming partnerships and electronic commerce opportunities.

Advertising

We currently have the ability to bundle Web and traditional media advertising for our clients. In addition, we offer advertisers the ability to insert streaming commercials within Affiliate programming content. Assuming we succeed in our plan to evolve from a pure content aggregator to a content aggregator/provider hybrid, we intend to offer comprehensive audio and video programming that can target specific audiences and demographics. Additionally, we intend that our multimedia advertising packages will be capable of incorporating custom audio and video applications such as gateway ads with guaranteed "click-thrus" (pop down browser windows that automatically launch at the beginning of a gateway advertisement), channel and event sponsorship and multimedia advertisements, in addition to traditional banner advertisements.

Once we have achieved sufficient market acceptance of our services, which cannot be assured, we plan to sell advertising packages targeted to specific audiences and demographics. We intend to:

OFFER MULTIMEDIA AND TRADITIONAL BANNER ADVERTISEMENTS to advertisers, enabling them to integrate audio and video into their text and graphics banner and placement advertisements.

PROVIDE GATEWAY ADVERTISEMENTS WITH GUARANTEED CLICK-THRUS to advertisers to incorporate gateway ads into their Internet advertising packages. Gateway advertisements are audio or video clips that are inserted at the lead of selected programming, lasting from 15 to 30 seconds, that play prior to the audio or video content that has been selected by the user.

OFFER NETWORK, CHANNEL AND EVENT SPONSORSHIPS to advertisers to sponsor one or more of our programming networks, Content Websites or specific events; enabling advertisers to brand sections of the Worldwide Broadcast Network. Sponsorship may involve the rotating and permanent placement of buttons, logos and website links, integrated gateway advertisements, multimedia banner advertisements and features within the parent website and networks.

OFFER TRADITIONAL MEDIA ADVERTISING RESELLING, allowing Internet companies to sell these advertising spots to traditional radio and television advertisers. Through co-operative advertising relationships, we hope to receive on-air inventory of radio or television ad spots.

Marketing

Our limited marketing efforts to date have been to promote the Website, our networks, and the available audio and video programming. We intend to utilize traditional media for marketing and promotional purposes, including radio, television and print advertisements. Further, we also intend to utilize online marketing, advertisements and newsletters. We believe that we will have to depend, in part, on the services of professional website marketing companies experienced in the marketing and development of Internet brand names. We intend our future marketing efforts to be focused in the following areas:

RADIO AND TELEVISION content providers typically grant a certain amount of commercial spot inventory. The commercial spots that we will hopefully receive as part of our radio and television content distribution activities will be used by us for promotion of our programming and services.

PRINT AND OTHER MEDIA publications will ideally be utilized by us, in exchange for the distribution of Internet broadcasts. We also intend to advertise in targeted trade magazines including Broadcasting, Cable and Online periodicals.

ONLINE MARKETING in the form of an exchange of banner advertisements with other websites. We intend to use these opportunities to highlight our content and drive traffic through our network. We will attempt to extend our brand awareness on the Web by requiring that our logo and distinctive "go to" button be placed prominently on the Web pages of broadcast Affiliates.

GATEWAY ADVERTISEMENTS AND NEWSLETTERS to promote content offerings on the Website. We intend to distribute free newsletters via e-mail. In addition, we intend to utilize a newsletter distribution list to alert viewers on the Website to broadcasting events.

Advisory  Board

On November 8, 1999, we established an Advisory Board to provide recommendations to the Board of Directors with respect to the development of our business. Erik Newton, Director of Advertising for MP3.com and Hugh Dobbie, President and CEO of Interactive Netcasting Systems, were appointed to the Advisory Board for a twelve month term. On January 4, 2000, Mike Donald of Concord National Inc. joined the Advisory Board, also for a twelve month term.

On March 29, 2000 Russell Brown, formerly General Manager of RealNetworks Inc., and Richard Roberts, President of Palazzo deMix, Inc., was also appointed to the Advisory Board.

The Advisory Board's mandate is to, among other things, apply their collective knowledge to assist us in the operation of our business, assist the Board members with the selection of potential directors of us, senior management personnel and future advisors for the Advisory Board, assist in the development of our business collaborations with others as required and promote the interests and goodwill of us and our business.

Mr. Newton joined MP3.com as the Director of e-commerce prior to that company's high profile public offering in the United States. MP3.com, a San Diego based company, is a leading source of digital music downloaded from the Internet. Mr. Newton is a key member of MP3.com's marketing team, and managed the implementation of successful affiliate/content syndication programs and various customer acquisition and retention programs. Prior to MP3.com, Mr. Newton was the Business Development Manager for Browser Software Distribution at Netscape Communications Corporation, and brings over 10 years of marketing experience to us.

Mr. Dobbie is the founder, President and CEO of Interactive Netcasting Systems ("INSINC"), a leading streaming-media services provider based in Burnaby, British Columbia, Canada. INSINC owns and operates a complete Internet broadcasting production facility which is used to broadcast live and archived radio, TV and Internet programs through our content site. INSINC, founded in 1997, is an internationally recognized private company, and Mr. Dobbie is widely considered to be a pioneer in the streaming media industry.

Mr. Donald is an original founder of HomeGrocer.com (a grocery and delivery service available over the Internet) and chairman of Concord National Inc., one of Canada's largest food brokerage firms. He is also chairman of the executive board of the Canadian Food Brokers Association and an active member of the World Entrepreneurs Organization, an extension of the Young Entrepreneurs Organization.

HomeGrocer.com, based in Seattle, Washington, is the fastest growing online grocery services company in the United States. To date, HomeGrocer.com has completed financings, including its initial public offering, of approximately $390 million in order to support its aggressive growth and expansion throughout the U.S this year. Lead investors in the private round of financings include Amazon.com, Kleiner Perkins Caufield & Byers, Hummer Winblad Venture Partners and The Barksdale Group.

Employees

As at the date hereof, we engage fourteen people. This consists of eight consultants (including our President) and six employees. Of the employees and consultants, two are employed in business development, two are employed in corporate development, two are employed in on-line marketing, one is employed in media relations/business development, and seven are employed in web development.

Description  of  Property

Our offices are located at 210-1122 Mainland Street, Vancouver, British Columbia, Canada. We lease this office space on a month-to-month basis at a rental of approximately Cdn$3,020.00 per month plus a pro-rated proportion of various operating expenses, utilities, real estate, business and water taxes. The total monthly lease charges paid by us are Cdn$4,900.00. This facility consists of our office and administration area and houses all of our operations.

                                LEGAL PROCEEDINGS

We do not know of any material, active or pending legal proceedings against us; nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to us.

         MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY

Our common stock is listed and posted for trading on the Canadian Venture Exchange under the symbol WW.U. The Canadian Venture Exchange was formed by the merger of the Vancouver Stock Exchange and the Alberta Stock Exchange effective as of November 29, 1999. Prior to that date, our common stock was listed and posted for trading on the Vancouver Stock Exchange. The following table sets forth the reported high and low sale prices for our common stock on the Canadian Venture Exchange and the Vancouver Stock Exchange for the periods indicated.

                      QUARTER                      HIGH        LOW
                      -------                      ----        ---
                      INTERIM PERIOD ENDING MARCH 31, 2000
                      ------------------------------------
           January 1, 2000 - March 31, 2000     Cdn$3.80     Cdn$0.62
           --------------------------------     --------     --------
                      FISCAL YEAR ENDING DECEMBER 31, 1999
                      ------------------------------------
           January 1, 1999 - March 31, 1999     Cdn$0.28     Cdn$0.25
           --------------------------------     --------     --------
             April 1, 1999 - June 30, 1999      Cdn$0.45     Cdn$0.31
                                                --------     --------

              July 1, 1999 - September 30, 1999(1)     N/A     N/A
                                                       ---     ---
          October 1, 1999 - December 31, 1999   Cdn$0.80     Cdn$0.55
                                                --------     --------
                      FISCAL YEAR ENDING DECEMBER 31, 1998
                      ------------------------------------
           January 1, 1998 - March 31, 1998     Cdn$0.50     Cdn$0.41
           --------------------------------     --------     --------
             April 1, 1998 - June 30, 1998      Cdn$0.42     Cdn$0.33
                                                --------     --------
           July 1, 1998 - September 30, 1998    Cdn$0.31     Cdn$0.25
                                                --------     --------
          October 1, 1998 - December 31, 1998   Cdn$0.24     Cdn$0.15
          ===================================   ========     ========
(1) The Company ceased trading on July 12, 1999 at a closing price of Cdn$0.31 per share. The Company resumed trading on November 18, 1999 under its current symbol of ww.u.

Our shares of common stock are in registered form. Montreal Trust Company of Canada is the registrar and transfer agent for the common stock.

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. It is our present intention to retain future earnings, if any, for use in our operations and the expansion of our business.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The discussion following and elsewhere in this registration statement includes certain forward-looking statements. Such forward-looking statements are subject to material risks, uncertainties and contingencies, many of which are beyond our control. For discussion of important risk factors that could cause actual results to differ materially from the forward looking statements, see "Risk Factors". The risk factors include but are not limited to: certain risks associated with our repurchase offer, "Penny Stock" rules, our competition, our limited operating history, our history of losses, the fact that our quarterly operating results are subject to fluctuation, market acceptance of our company, our dependence on continued growth in the use of the Internet and of streaming media content, our reliance on technology and computer systems, our ability to respond to technological change, our dependence upon providers of streaming media products, our relationships with content providers, our ability to manage growth, risks associated with generating revenues from advertising and alliances, marketing risks, seasonal and cyclical patterns, security risks, our dependence on key personnel, government regulation, potential liability for website information, limited protection of intellectual property, risk of misappropriation of intellectual property or other proprietary rights, insider control of common stock, stock price volatility and effect of shares eligible for public sale. Forward-looking statements which are subject to material risks, uncertainties and contingencies include, in particular, statements made as to plans to: enhance our worldwide (ww) brand name through our approach to content aggregation, evolve from a pure content aggregator to a content aggregator/provider hybrid, expand global programming content, enhance brand awareness, penetrate the broadcasting support services market, expand our network infrastructure, and capture and develop emerging revenue opportunities. Forward-looking statements also include statements as to the market opportunity presented by markets targeted by us, our ability to aggregate and deliver compelling content over the Internet, our anticipated sources of capital, and competitive and technological developments. We cannot assure that the future results covered by the forward looking statements will be achieved.

The following discussion should be read in conjunction with our historical Financial Statements and Notes thereto included in this registration statement following the signature page beginning on page F-1. As a result of our transfer into Wyoming, we adopted U.S. GAAP and restated prior years figures to be in accordance with U.S. GAAP.

GOING  CONCERN

Our Financial Statements contained in this registration statement have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our obligations in the normal course of business. We incurred net losses from operations for the three months ended March 31, 2000, for the year ended December 31, 1999 and for the period from the inception of our new business as of July 1, 1999 to December 31, 1999 of $220,427, $284,940 and $258,241, respectively. We do not expect to earn significant revenues over the next six months to one year, and we are planning to incur marketing, consulting, legal and accounting, financing and administrative expenses in the approximate amount of $600,000 during the balance of this year. We anticipate that we will continue to experience losses from operations during the foreseeable future since we do not currently generate any revenue from operations, and we may not have sufficient working capital to sustain operations until December 31, 2000. Our auditors' report on our 1999 financial statements contains additional comments that indicates that due to recurring losses and negative cash flows, substantial doubt exists as to our ability to continue as a going concern. We intend to continue to pursue market acceptance of our services and to identify equity funding sources until such time that there is sufficient operating cash flow to fund our operating requirements. There can be no assurances that such equity or other financing will be available, or available on terms acceptable to us. See "Liquidity and Capital Resources."

Our Financial Statements included in this registration statement have been prepared without adjustments that would be necessary if we become unable to continue as a going concern and are therefore required to realize upon our assets and discharge our liabilities in other than the normal course of operations.

GENERAL

We were incorporated under the laws of the Province of British Columbia on June 24, 1986 under the name "Belcarra Resources Ltd.". We changed our name to "Belcarra Motors Corp." on October 12, 1994, and to "Predator Ventures Ltd." on September 10, 1997. We were continued to the State of Wyoming effective July 14, 1999 and, on September 9, 1999, we filed Articles of Amendment which increased our authorized capital from 100,000,000 common shares with no par value to unlimited common shares with no par value.

On November 16, 1999, we changed our name to "wwbroadcast.net inc." to reflect our new business which we had commenced on July 1, 1999, when we began seeking a suitable Internet-based business for acquisition. Prior to commencing our new business, we had been relatively inactive, having sold the underlying assets of our previous business effective March 31, 1997.

In furtherance of our new business, on November 15, 1999, we acquired all rights in and to High Tech Venture Capital Inc.'s business of developing an Internet website and Content Websites to aggregate, distribute and market a selection of streaming media programming (that is, live or archived audio and video programming) via the Internet under the name "Worldwide Broadcast Network". The acquisition was effected pursuant to an Asset Purchase Agreement dated August 27, 1999 with High Tech Venture Capital Inc., which had been preceded by a Letter of Intent dated July 9, 1999. Concurrent with the acquisition, we effected the name change to our current name, as well as a 2 for 1 share consolidation, such that each of our shareholders received one share of our common stock after consolidation for every two shares of common stock previously held by the shareholder.

Our Website became operational on March 9, 2000. The Website has various Content Websites, through which users with multimedia enabled personal computers or certain other Internet-attached devices can access Internet links to various providers of streaming media programming, organized by logical categories and subcategories to facilitate searches for such programming in a convenient and user-friendly manner. Each of the Content Websites have been registered as domain names with Network Solutions Inc. We believe that this positions us to provide an attractive advertising platform for businesses seeking to target specific users with rich, compelling advertisements via the Internet. Our business is currently limited to aggregating streaming media content programming developed and posted on the Internet by various providers. Eventually, we plan to develop and offer our own programming.

We are in the still in the initial development stage of our new business, and are currently focusing on building market acceptance for our services. We currently do not charge advertising or any other fees to our Affiliates who are linked to our Website or Content Websites or to any visitors to our network, as we are concentrating on increasing the number of users who visit our network, and we do not have any other sources of operating revenue. We anticipate introducing certain advertising fees in the fourth quarter of 2000, provided that the number of "page views" registered by visitors to our websites has increased to at least 500,000 per month, the minimum level which we feel will be commercially acceptable to businesses that may wish to use our services as an advertising platform. We are currently averaging approximately 40,000 page views per month.

RESULTS  OF  OPERATIONS

We have included in this registration statement financial statements for the three months ended March 31, 2000 and 1999 (unaudited), the period from July 1, 1999 (being the date of inception of our new business) to March 31, 2000
(unaudited), the years ended December 31, 1999 and 1998, and the period from July 1, 1999 to December 31, 1999. Since we commenced our new business as of
July 1, 1999, the historical financial data contained in these financial statements for the period prior to that date does not provide a meaningful basis for comparison between years or periods. Nor is such data helpful for ascertaining significant trends in the Corporation's financial condition and results of operations. Therefore, the discussion will focus on explaining the results for the period or year without substantial analysis of comparing periods or years against the results of comparative periods or years.

Year  ended  December  31,  1998
--------------------------------

During the year ended December 31, 1998, we were reviewing business opportunities but otherwise relatively inactive. We incurred $61,395 in expenses, consisting of management fees paid to related parties (see "Certain Relationships and Related Transactions" for further information), legal and accounting expenses, regulatory filing fees, and general and administrative expenses.

Our expenses during the year ended December 31, 1998 were partially offset by interest income of $2,047, for a net loss of $59,348 and a loss per share of $0.01.

Year  ended  December  31,  1999
--------------------------------

We incurred a net loss of $284,940 for the year ended December 31, 1999, resulting in a loss per share of $0.04. The loss was attributable primarily to operating expenses of $284,557, with the balance consisting of interest expenses of $383.

During the period from July 1, 1999 to December 31, 1999, the period in which we began development of our new business, we incurred a net loss of $258,241.

Most of the increase in our operating expenses during the year ended December 31, 1999 over 1998 resulted from the acquisition and development of our new business with effect from July 1, 1999. Of the $284,557 in operating expenses incurred during 1999, $255,661 were incurred in the six month period following the commencement of our new business. The $28,896 in operating expenses incurred in the first six months of 1999 was attributable to general and administrative expenses.

During the period from July 1, 1999 to December 31, 1999, we incurred $67,337 in consulting fees, $41,183 in depreciation and amortization expenses in relation to the assets acquired from High Tech Venture Capital Inc., $4,106 in marketing and promotion expenses related to our new business, $80,877 in professional fees, and $11,405 in general and administrative expenses. These expenses were in addition to $40,456 in management fees paid to related parties during this period (see "Certain Relationships and Related Transactions" for further information).

Three  Month  Period  ended  March  31,  2000
---------------------------------------------

We incurred a net loss of $220,427 for the three-month period ended March 31, 2000, resulting in a loss per share of $0.02. This loss reflects operating expenses for the period of $220,427, consisting of $90,171 in consulting fees, $17,840 in depreciation and amortization expenses, $35,697 in marketing and promotion expenses, $4,181 in regulatory filing fees, $22,478 in professional fees, $18,402 in general and administrative expenses, and $31,658 in management fees paid to related parties (see "Certain Relationships and Related Transactions" for further information).

The foregoing expenses reflect the general increase in expenses that has resulted from the development of our new business, particularly in the form of consulting, marketing, and professional fees, and general and administrative expenses. From the date of the date of commencement on our new business on July 1, 1999 to March 31, 2000, we incurred operating expenses totalling $476,088, consisting of $157,508 in consulting fees, $59,023 in depreciation and amortization expenses, $41,043 in marketing and promotion expenses, $14,478 in regulatory filing fees, $103,355 in professional fees, $28,567 in general and administrative expenses, and $72,114 in management fees paid to related parties. The consulting fees consisted primarily of fees paid to consultants to develop and activate our Website and Content Websites, and to search for and screen streaming media programming content on the Internet for inclusion in our Content Websites.

BALANCE  SHEETS

Total cash and cash equivalents as at March 31, 2000, December 31, 1999 and December 31, 1998 were, respectively, $495,313, $206,516 and $80,455. Working capital as at March 31, 2000, December 31, 1999 and December 31, 1998 were, respectively, $497,477, $131,418 and $22,052.

The increase in cash and working capital between 1998 and 1999 was largely attributable to $267,415 received by us upon the exercise of certain outstanding common share purchase warrants by the holders of such warrants, and $221,753 received by us in December, 1999 in connection with a private placement of units. The private placement closed on January 26, 2000 following receipt of final regulatory approval of the private placement. We were entitled under the terms of the underlying subscription agreements to treat all subscription proceeds received by us in advance of the closing as interest-free loans pending closing. Pursuant to the private placement we issued 1,070,000 units at a price of $0.50 per unit for total proceeds of $535,000. Each unit consisted of one common share and one two-year share purchase warrant. Each warrant is exercisable at a price of $0.75 per share during the first year and $1.00 in the second year.

The increase in cash and working capital between 1999 and March 31, 2000 was attributable in part to the receipt of the balance of the subscription proceeds ($313,247) under the private placement referred to above, which closed on January 26, 2000. Also, we received additional subscription proceeds during the period in connection with a further private placement of 225,000 units at a price of $1.00 per unit for total proceeds of $225,000. These units were not issued until closing on April 11, 2000, but, as in the case of the previous private placement, we were entitled under the terms of the underlying subscription agreements to treat all subscription proceeds received by us in advance of the closing as interest-free loans pending closing. Each unit consisted of one common and half (1/2) a non-transferable two-year share purchase warrant. Each full warrant is exercisable at $1.50 per share during the first year and $2.00 in the second year.

Equipment and intangible assets totalled $211,597 as at December 31, 1999 as compared to nil as at December 31, 1998. The increase in equipment and intangible assets between 1998 and 1999 resulted from our acquisition of High Tech Venture Capital Inc.'s assets, and the development of our Website and Content Websites. Equipment and intangible assets decreased to $202,040 between December 31, 1999 and March 31, 2000 due to amortization and depreciation expenses of $17,840, which was partially offset by the purchase of office equipment for $8,283.

Total share capital as at March 31, 2000, December 31, 1999 and December 31, 1998 was, respectively, $3,773,456, $3,223,728 and $2,845,343. The increases in share capital reflect shares issued pursuant to the private placements referred to above, and to the issuance of shares of the 3,000,000 shares to High Tech Venture Capital Inc. pursuant to the Asset Purchase Agreement dated August 27, 1999 at a deemed aggregate issue price of $101,633.

STOCK  OPTIONS

On January 5, 2000 we issued 360,000 incentive stock options to our directors and the members of our Advisory Board. The options are exercisable at $0.62 for a period of five years for the directors and one year for the Advisory Board members.

On January 21, 2000 we issued 80,000 incentive stock options to certain employees. The options are exercisable at $1.17, vest over 18 months, and have a three-year term.

On February 4, 2000 we issued 100,000 incentive options to a consultant. The incentive options vest in increments of 25,000 on May 4, 2000, August 4, 2000, November 4, 2000, and February 4, 2001. The exercise price increases incrementally by $0.25 on the same dates starting at $1.50 on May 4, 2000.

On March 20, 2000, we issued 24,000 incentive stock options to certain employees and consultants. The options are exercisable at $1.83, vest over 18 months and have a term of three years.

On March 29, 2000 we issued 40,000 incentive stock options to the members of our Advisory Board. The options are exercisable at $1.85, vest over a one-year period and have a term of three years.

CURRENT  CAPITAL  RESOURCES  AND  LIQUIDITY

Since 1997 our capital resources have been limited. We currently do not generate revenue from our business operations, and to date have relied on the sale of equity and related party loans for cash required for our operations. Our most recent private placements of units are described above under the heading "Balance Sheets". There can be no assurances that any outstanding common share purchase warrants or incentive stock options will be exercised.

Our working capital or cash flows are not sufficient to fund ongoing operations and commitments. Our ability to settle our liabilities as they come due and to fund our commitments and ongoing operations is dependant upon our ability to obtain additional financing by way of debt, equity or other means. There can be no assurances that we can obtain such additional financing on terms reasonably acceptable to us or at all. The lack of capital may force us to curtail our operating activities and potential investment activities.

We do not currently have any commitments for material capital expenditures over the near or long term, and none are presently contemplated over normal operating requirements. However, as discussed above under the heading "Going Concern", we expect to incur marketing, consulting, legal and accounting, financing and administrative expenses in the approximate amount of $600,000 over the balance of this year.

                                PLAN OF OPERATION

As discussed above under the heading "Management's Discussion and Analysis", we currently do not charge advertising or any other fees to our Affiliates who are linked to our Website or Content Websites or to any visitors to our network, as we are concentrating on increasing the number of users who visit our network, and we do not have any other sources of operating revenue. As a result, we have incurred net losses from operations from the inception of our new business as of July 1, 1999 to December 31, 1999 of $258,241, and for the three months ended March 31, 2000 of $220,427, and we anticipate that we will continue to experience losses from operations during the foreseeable future.

We anticipate introducing certain advertising fees in the fourth quarter of 2000, provided that the number of "page views" registered by visitors to our websites has increased to at least 500,000 per month, the minimum level which we feel will be commercially acceptable to businesses that may wish to use our services as an advertising platform. We are currently averaging approximately 40,000 page views per month. We anticipate that we may be able to generate $500,000 in advertising revenues within the next year (See "Description of Business - Advertising" for further information concerning advertising revenues).

We are planning to incur marketing, consulting, legal and accounting, financing and administrative expenses in the approximate amount of $600,000 during the balance of this year, and we expect to incur additional marketing, consulting, legal and accounting, financing and administrative expenses in the approximate amount of $800,000 during the first six months of next year. These anticipated expenses may be broken down as follows:

EXPENSE                JUNE  TO  DECEMBER,  2000     JANUARY  TO  JUNE,  2001
-------                -------------------------     ------------------------
Marketing                  Cdn$250,000                      Cdn$440,000
---------                  ----                             ----
Staffing                   Cdn$200,000                      Cdn$240,000
                           ----                             ----
Legal  and  Accounting     Cdn$100,000                      Cdn$60,000
                           ----                             ----
Financing  and
  Administrative           Cdn$50,000                        Cdn$60,000
----------------------     ----                              ----

The above expenses represent our anticipated ongoing working capital needs to promote market acceptance of our services, fund our day-to-day operational expenses and our on-going regulatory compliance costs. We do not anticipate incurring any material research and development expenses during the next 12 months, nor do we anticipate any significant changes to the number of our employees.

We may not have sufficient working capital to sustain operations until December 31, 2000. Our ability to settle our liabilities as they come due and to fund our commitments and ongoing operations is dependant upon our ability to obtain additional financing by way of debt, equity or other means. We anticipate that we will have to seek such financing in the amount of $460,000 no later than the fourth quarter of this year, likely by way of a private placement of units similar to the private placements effected by us in January and April of 2000 (See "Management Discussion and Analysis" for further information concerning the private placements). There can be no assurances that we can obtain such additional financing on terms reasonably acceptable to us or at all.

                                  LEGAL MATTERS

The validity of our shares of common stock issued as of our transfer from British Columbia to Wyoming will be passed upon for us by Hathaway, Speight & Kunz, LLC .

                                     EXPERTS

Our consolidated financial statements as of December 31, 1999 and 1998, and for the years ended December 31, 1999 and 1998 and the period from July 1, 1999 (inception of new business) to December 31, 1999, included in this registration statement, have been so included in reliance on the report of KPMG LLP, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph that states that the Company's recurring losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

                       WHERE YOU CAN FIND MORE INFORMATION

We intend to file annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by us, including the registration statement and its exhibits and schedules, at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. These SEC filings are also available to the public at the SEC's website at "www.sec.gov."

                        FINANCIAL STATEMENTS AND EXHIBITS

Financial  Statements

The Financial Statements listed below are filed as part of this registration statement on Form S-4 following the signature page hereof beginning on page F-1.

Financial Statements for the Company For The Three Months Ended March 31, 2000 And 1999 (Unaudited) And Period From The Date Of Inception of New Business On July 1, 1999 to March 31, 2000:

Balance  Sheets
Statements  of  Operations
Statements  of  Stockholders'  Equity
Statements  of  Cash  Flows
Notes  to  Financial  Statements

Financial Statements for the Company For Year Ended December 31, 1999 And For The Year Ended December 31, 1998 And Period From The Date Of Inception of New Business On July 1, 1999 to December 31, 1999:

Independent  Auditors'  Report  by  KPMG  LLP
Balance  Sheets
Statements  of  Operations
Statements  of  Stockholders'  Equity
Statements  of  Cash  Flows
Notes  to  Financial  Statements

Exhibits

The  following  Index lists the exhibits required by Item 601 of Regulation S-B.

                                INDEX OF EXHIBITS

Description                                                      Exhibit  Number
-----------                                                      ---------------
Articles  of  Incorporation                                            (3)
(a)  Articles of Continuance                                           3.1
(b)  Certificate of Amendment                                          3.2
(c)  Certificate of Amendment                                          3.3
(d)  Bylaws of the Company                                             3.4

Opinion from counsel regarding legality of securities                  (5)
(a)  Opinion from  Hathaway,  Speight  &  Kunz, LLC (including
     consent of such firm)                                             5.1
(b)  Opinion from Campney & Murphy                                     5.2

Material  Contracts                                                    (10)
(a)  Letter Agreement between the Company, High Tech
     Venture Capital Inc., Sedun Dewitt  Capital  Corp.
     and  Kirk  Exner,  dated  July  9,  1999                          10.1
(b)  Asset  Purchase  Agreement  between  the Company,
     High Tech Venture Capital Inc.,  and  Kirk  Exner,
     dated as of August 27, 1999 and Amendment to the Asset
     Purchase  Agreement,  dated  October  29,  1999                   10.2
(c)  Stock  Option  Plan  of  the  Company,  dated July 12,  1999      10.3
(d)  Consulting  Agreement  between  the  Company
     and Investor Direct Consulting Group  Ltd,  made
     effective  February  21,  2000                                    10.4
(e)  Letter  Agreement  between  the  Company and Kim Cathers,
     dated February 4, 2000                                            10.5
(f)  Communication/Design  Agreement  between  the  Company
     and Chatham Creative Inc.,  dated  February  24,  2000            10.6
(g)  Services  Development  Agreement between High Tech
     Venture Capital Inc. and Suncommerce  Corporation
     dated  July  9,  1999                                             10.7
(h)  Mutual  Non-Disclosure  and  Co-operative Marketing
     Partnership Agreement between  the  Company  and  Entera  Inc.    10.8
(i)  Request  for  Repurchase                                          10.9

Consents                                                               (23)
(a)  Consent  of  KPMG  LLP,  independent  auditors                    23.1
(b)  Consent  of  Campney & Murphy                                     23.2
(c)  Consent of Hathaway, Speight & Kunz, LLC (included as part of
     Exhibit 5.1 hereto)


                                  UNDERTAKINGS

     The undersigned registrant hereby undertakes to respond to requires for information that is incorporated by reference into the registration statement pursuant to Items 4, 10(b), 11, or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, on July 10, 2000.

     wwbroadcast.net inc.
     (Registrant)

         /s/ Kirk Exner
     By      Kirk Exner, President and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated

        /s/ Kirk Exner
            President and CEO

            July 10, 2000

Financial  Statements  of
WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)
(Prepared  by  management)
Three month periods ended March 31, 2000 and 1999
Period from July 1, 1999 (inception of new business) to March 31, 2000



WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)
(Unaudited  -  prepared  by  management)
Balance  Sheets
------------------------------------------------------------------------------------------
                                                                March  31, December  31,
                                                                      2000          1999
------------------------------------------------------------------------------------------
Assets

Current assets:
Cash and cash equivalents. . . . . . . . . . . . . . . . . . . .  $   495,313   $   206,516
Amounts receivable . . . . . . . . . . . . . . . . . . . . . . .       23,489        13,677
Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . .       10,082         3,464
-------------------------------------------------------------------------------------------
Total current assets . . . . . . . . . . . . . . . . . . . . . .      528,884       223,657


Equipment (note 3) . . . . . . . . . . . . . . . . . . . . . . .       34,098        28,388

Intangible assets (note 4) . . . . . . . . . . . . . . . . . . .      167,942       183,209
-------------------------------------------------------------------------------------------
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . .  $   730,924   $   435,254
-------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities . . . . . . . . . . . .  $    31,407   $    92,239
Payables to related parties (note 5) . . . . . . . . . . . . . .            -             -
-------------------------------------------------------------------------------------------
Total current liabilities. . . . . . . . . . . . . . . . . . . .       31,407        92,239

Subscriptions received in advance of issuance of shares (note 6)      225,000       221,753
-------------------------------------------------------------------------------------------
Total liabilities. . . . . . . . . . . . . . . . . . . . . . . .      256,047       313,992

Stockholders' equity:
Common stock, no par value, authorized 100,000,000 shares;
issued 12,079,054 at March 31, 2000 and 10,979,054
at December 31, 1999 (note 7). . . . . . . . . . . . . . . . . .    3,773,456     3,223,728
Additional Paid-in Capital . . . . . . . . . . . . . . . . . . .       22,978             -
Deficit before inception of new business (note 1). . . . . . . .   (2,849,990)   (2,849,990)
Deficit accumulated during the development stage (note 1). . . .     (478,668)     (258,241)
Accumulated other comprehensive income:
Cumulative translation adjustment. . . . . . . . . . . . . . . .        7,101         5,765
-------------------------------------------------------------------------------------------
                                                                      474,877       121,262

Subsequent event (note 11)
-------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity . . . . . . . . . . .  $   730,924   $   435,254
-------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


On behalf of the Board:


-----------------------
    Director


-----------------------
    Director



WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)
(Unaudited  -  prepared  by  management)
Statements  of  Operations

                                                                            Period  from
                                                                          July  1,  1999
                                                                     (inception  of  new
                                              Three  Month  Period  ended  business)  to
                                                          March  31,          March  31,
                                           --------------------------
                                                    2000         1999          2000
----------------------------------------------------------------------------------------
Operating expenses:
Depreciation and amortization. . . . . . . . . .  $    17,840   $        -   $   59,023
Consulting fees. . . . . . . . . . . . . . . . .       90,171            -      157,508
Marketing and promotion. . . . . . . . . . . . .       35,697            -       41,043
Filing fees. . . . . . . . . . . . . . . . . . .        4,181            -       14,478
Management fees to related parties (note 8). . .       31,658        9,920       72,114
General and administrative . . . . . . . . . . .       18,402        2,436       28,567
Professional fees. . . . . . . . . . . . . . . .       22,478            -      103,355
----------------------------------------------------------------------------------------
                                                      220,427       12,356      476,088
----------------------------------------------------------------------------------------
Loss from operations . . . . . . . . . . . . . .     (220,427)     (12,356)    (476,088)

Interest income (expense), net . . . . . . . . .            -          803       (2,580)
----------------------------------------------------------------------------------------
Net loss for the period. . . . . . . . . . . . .  $  (220,427)  $  (11,553)  $ (478,668)
----------------------------------------------------------------------------------------

Loss per common share, basic and diluted . . . .  $     (0.02)  $    (0.01)  $    (0.05)
----------------------------------------------------------------------------------------

Weighted average number of common shares
outstanding, basic and diluted . . . . . . . . .   10,688,970    6,959,054    8,650,698
----------------------------------------------------------------------------------------

See accompanying notes to financial statements.


WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)
(Unaudited  -  prepared  by  management)
Statements  of  Stockholders'  Equity



                                                                                        Deficit      Deficit
                                                                                       Accumulated  Accumulated
                                                       Common Shares      Additional    Prior to     During      Cumulative
                                                   -----------------------  Paid-In    Development  Development  Translation
                                                   Shares       Amount      Capital      Stage        Stage      Adjustment
                                                  -----------  -----------  ---------  ------------  ----------  ------------
                                                                                        Note (1)      Note (1)
Balance, December 31, 1997 . . . . . . . . . . .    6,959,054  $ 2,845,343  $      -   $(2,763,943)  $       -   $         -
Net Loss . . . . . . . . . . . . . . . . . . . .            -            -                 (59,348)          -             -
------------------------------------------------  -----------  -----------  ---------  ------------  ----------  ------------
Balance, December 31, 1998 . . . . . . . . . . .    6,959,054    2,845,343         -    (2,823,291)          -             -
Issuance of common stock on
   exercise of warrants. . . . . . . . . . . . .    1,000,000      267,415         -             -           -             -
Issuance of common stock on
   exercise of stock options . . . . . . . . . .        5,000        1,003         -             -           -             -
Net loss . . . . . . . . . . . . . . . . . . . .            -            -         -       (26,699)          -             -
------------------------------------------------  -----------  -----------  ---------  ------------  ----------  ------------
Balance, June 30, 1999 (inception
   of new business). . . . . . . . . . . . . . .    7,964,054    3,113,761         -    (2,849,990)          -             -

Issuance of common stock for
   intangible assets . . . . . . . . . . . . . .    3,000,000      101,633         -             -           -             -
Issuance of common stock on
   exercise of stock options . . . . . . . . . .       15,000        8,334         -             -           -             -
Net loss . . . . . . . . . . . . . . . . . . . .            -            -         -             -    (258,241)            -
Adjustment to cumulative
   translation account . . . . . . . . . . . . .            -            -         -             -           -         5,765
Balance, December 31, 1999 . . . . . . . . . . .   10,979,054  $ 3,223,728  $      -   $(2,849,990)  $(258,241)  $     5,765
------------------------------------------------  -----------  -----------  ---------  ------------  ----------  ------------
Issuance of common stock on
   private placement . . . . . . . . . . . . . .    1,070,000      535,000         -             -           -             -
Issuance of common stock on
   exercise of options . . . . . . . . . . . . .       30,000       14,728         -             -           -             -
Consultant stock option
   compensation expense. . . . . . . . . . . . .            -            -  $ 22,978             -           -             -
Net loss . . . . . . . . . . . . . . . . . . . .            -            -         -             -     (220,427)           -
Adjustment to cumulative
   translation account . . . . . . . . . . . . .            -            -         -             -           -         1,336
------------------------------------------------  -----------  -----------  ---------  ------------  ----------  ------------
Balance, March 31, 2000. . . . . . . . . . . . .   12,079,054    3,773,456    22,978    (2,849,990)   (478,668)        7,101


See accompanying notes to financial statements.

                                                  Total  Comprehensive
                                             Stockholders'      Income
                                                 Equity         (loss)
                                                  ----------

Balance, December 31, 1997 . . . . . . . . . . .  $  81,400
Net Loss . . . . . . . . . . . . . . . . . . . .  $ (59,348)   $   (59,348)
---------------------------------------------------------------------------
Balance, December 31, 1998 . . . . . . . . . . .     22,052

Issuance of common stock on
   exercise of warrants. . . . . . . . . . . . .    267,415
Issuance of common stock on
   exercise of stock options . . . . . . . . . .      1,003
Net loss . . . . . . . . . . . . . . . . . . . .    (26,699)   $   (26,699)
---------------------------------------------------------- ----------------
Balance, June 30, 1999 (inception
   of new business). . . . . . . . . . . . . . .    263,771

Issuance of common stock for
   intangible assets . . . . . . . . . . . . . .    101,633
Issuance of common stock on
   exercise of stock options . . . . . . . . . .      8,334
Net loss . . . . . . . . . . . . . . . . . . . .   (258,241)      (258,241)
Adjustment to cumulative
   translation account . . . . . . . . . . . . .      5,765          5,765
Balance, December 31, 1999 . . . . . . . . . . .  $ 121,262      $(279,175)
------------------------------------------------  ----------     ----------
Issuance of common stock on
   private placement . . . . . . . . . . . . . .    535,000
Issuance of common stock on
   exercise of options . . . . . . . . . . . . .     14,728
Consultant stock option
   compensation expense                              22,978
Net loss . . . . . . . . . . . . . . . . . . . .   (220,427)      (220,427)
Adjustment to cumulative
   translation account . . . . . . . . . . . . .      1,336          1,336
------------------------------------------------  ----------     ----------
Balance, March 31, 2000. . . . . . . . . . . . .    474,877       (219,091)


See accompanying notes to financial statements.


WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)
(Unaudited  -  prepared  by  management)
Statements  of  Cash  Flows

                                                                            Period from
                                                                          July  1, 1999
                                                                     (inception  of new
                                              Three  Month  Period  ended  business) to
                                                        March  31,            March 31,
                                                   ------------------
                                                      2000       1999        2000
---------------------------------------------------------------------------------------
Cash flow from operating activities:
Net loss for the period . . . . . . . . . . . . .  $(220,427)  $(11,553)  $(478,668)
Items not affecting cash:
Depreciation and amortization . . . . . . . . . .     17,840          -      59,023
Changes in operating assets and liabilities:
Amounts receivable. . . . . . . . . . . . . . . .     (9,812)        11     (22,139)
Prepaid expenses. . . . . . . . . . . . . . . . .     (6,618)         -     (10,082)
Accounts payable and accrued liabilities. . . . .    (61,192)       909      28,308
------------------------------------------------------------------------------------
Net cash used in operating activities . . . . . .   (280,209)   (10,633)   (423,558)

Cash flow from investing activities:
Purchase of equipment . . . . . . . . . . . . . .     (8,283)         -     (42,023)
Purchase of intangible assets . . . . . . . . . .          -          -    (117,407)
------------------------------------------------------------------------------------
Net cash used in investing activities . . . . . .     (8,283)         -    (159,430)

Cash flow from financing activities:
Proceeds from the issuance of common
shares. . . . . . . . . . . . . . . . . . . . . .    549,728          -     558,060
Additional Paid-in capital relating to
   Consultant stock option compensation . . . . .     22,978          -      22,978
Payable to related parties. . . . . . . . . . . .          -          -           -
Subscriptions received in advance of
issuance of shares. . . . . . . . . . . . . . . .      3,247          -     225,000
------------------------------------------------------------------------------------
Net cash provided by financing activities . . . .    575,953          -     806,038

------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents.    287,461    (10,633)    223,050

Effect of exchange rate changes on foreign
currency denominated cash balances. . . . . . . .      1,336        279       2,850

Cash and cash equivalents, beginning of period. .    206,516     80,455     269,413

------------------------------------------------------------------------------------
Cash and cash equivalents, end of period. . . . .  $ 495,313   $ 70,101   $ 495,313
------------------------------------------------------------------------------------

Supplemental disclosure:
Interest paid (received). . . . . . . . . . . . .  $      52   $    803   $   2,632
Income taxes. . . . . . . . . . . . . . . . . . .          -          -           -
Non-cash transactions:
Issuance of common stock to
acquire assets. . . . . . . . . . . . . . . . . .          -          -     101,633
------------------------------------------------------------------------------------

See accompanying notes to financial statements.


WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)
(Unaudited  -  prepared  by  management)
Notes  to  Financial  Statements

Three  month  periods  ended  March  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new  business)  to  March 31, 2000
--------------------------------------------------------------------------------

1.     NATURE  OF  DEVELOPMENT  STAGE  ACTIVITIES  AND  OPERATIONS:

Predator Ventures Ltd. was incorporated on June 24, 1986 in British Columbia, Canada. The Company had no substantive operations as at July 1, 1999 when the new business venture was started.

On July 1, 1999, the Company began development of a web portal offering vertical content through multiple branded channels. These vertically branded channels will offer a selection of live and on demand audio and video programming via the internet.

On July 14, 1999, the Company entered into an agreement with High Tech Venture Capital Inc. to purchase domain names and a business plan together with all rights and title to the concept of creating vertically branded channels. Consideration paid by the Company totalled $220,000 consisting of $70,000 in cash and 3,000,000 post-consolidation common shares having a value of Cdn. $0.05 per share. The stock issued under the above transaction is held in escrow and is subject to release in equal annual installments on approval of the Canadian Venture Exchange ("CDNX") (see note 7(a)). This agreement closed on November 15, 1999. As part of the agreement, the Company:

(a) redomiciled its corporate charter from British Columbia, Canada, to Wyoming, United States of America in 1999;

(b)     executed  a  two  for  one  stock  consolidation  on  November 15, 1999;

(c) changed the name of the Company to wwbroadcast.net inc. on November 15, 1999; and

(d) agreed to pay certain development and administrative costs related to the website.

These financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, described below, currently exist which raise doubt upon the validity of this assumption. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company's future operations are dependent upon the market's acceptance of its services. There can be no assurance that the Company will be able to secure market acceptance. As of March 31, 2000, the Company is considered to be a development stage enterprise as the Company has not generated any revenue, is continuing to develop its new business, and has experienced negative cash flow from operations. Operations have been financed primarily by the issuance of common stock and financing from related parties. The Company may not have sufficient working capital to sustain operations until December 31, 2000. Additional debt or equity financing will be required and may not be available on reasonable terms or on any terms at all. It is management's intention to continue to pursue market acceptance of its products and to identify equity funding sources until such time as there is sufficient operating cash flow to fund operating requirements.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)
(Unaudited  -  prepared  by  management)
Notes  to  Financial  Statements

Three  month  periods  ended  March  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new  business)  to  March 31, 2000
--------------------------------------------------------------------------------

2.     SIGNIFICANT  ACCOUNTING  POLICIES:

(a)     Basis  of  presentation:

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States and generally apply measurement concepts that are consistent, in all material respects, with those established in Canada except as explained in note 12. The financial statements also separately disclose the operations, equity transactions and cash flows since inception of its new business on July 1, 1999 (note 1).

The financial information as at March 31, 2000 and for the three month periods ended March 31, 2000 and 1999 are unaudited, however, such financial information reflects all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation to the results for the periods presented.

(b)     Use  of  estimates:

The preparation of financial statements in accordance with generally accepted accounting principles requires that management make estimates and reasonable assumptions which impact the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting periods. Actual amounts may differ from these estimates.

(c)     Cash  and  cash  equivalents:

The Company considers all short-term investments with a maturity at the date of purchase of three months or less to be a cash equivalents.

(d)     Equipment:

Equipment is recorded at cost. Depreciation is subject to the half year rule in the year of acquisition, and is provided for at the following annual rates:

------------------------------------------------------------------------------
                                                                     Estimated
Asset                           Basis                             Useful  Life
------------------------------------------------------------------------------

Computer  hardware         straight-line  method                      3  years
Office  Equipment          straight-line  method                      5  years

(e)     Intangible  assets:

Intangible assets, which consists of domain names, license rights and website development costs, are amortized on a straight-line basis over a period of three years representing the estimated period of future benefits.

(f)     Impairment  of  long-lived  assets:

The Company monitors the recoverability of long-lived assets, including equipment and intangible assets, based on estimates using factors such as current market value, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)
(Unaudited  -  prepared  by  management)
Notes  to  Financial  Statements

Three  month  periods  ended  March  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new  business)  to  March 31, 2000
--------------------------------------------------------------------------------

2.     SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED):

(g)     Foreign  currency:

Effective July 1, 1999, the Company adopted the United States dollar as its reporting currency.

Canadian operations, which have the Canadian dollar as the functional currency, are translated to United States dollars as follows: assets and liabilities are translated at the exchange rate at the balance sheet date. Revenues and expenses are translated at the average rate for the period. Exchange gains and losses resulting from the translation are excluded from the determination of income and reported as the cumulative translation adjustment in stockholder's equity.

Other exchange gains and losses arising on the settlement of foreign currency denominated monetary items are included in the statement of operations.

(h)     Stock-based  compensation:

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its fixed stock option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Options granted to other than employees and directors are measured at their fair value at the date of grant. Compensation expense for options is recognized over the vesting period.

(i)     Income  taxes:

Income taxes are accounted for under the asset and liability method. Current taxes are recognized for the estimated income taxes for the current period. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the benefit of operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)
(Unaudited  -  prepared  by  management)
Notes  to  Financial  Statements

Three  month  periods  ended  March  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new  business)  to  March 31, 2000
--------------------------------------------------------------------------------


2.     SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED):

(j)     Loss  per  share:

Basic loss per share is calculated based on the weighted average number of common shares outstanding during the periods. Excluded from the weighted average number of common shares are 1,069,195 common shares (December 31, 1999 - 1,069,195) held in escrow which are released based on financial performance criteria (note 7(a)).

Diluted loss per share is computed using the weighted average number of common and potentially dilutive commons shares outstanding during the period. As the Company has a net loss in each of the periods presented, basic and diluted net loss per share are the same. Excluded from the calculation of diluted loss per share are 1,119,000 stock options (1999 - 242,500) and 535,000 (1999 -
1,000,000)  share  purchase  warrants.

(k)     Comparative  figures:

Certain comparative figures have been reclassified and restated to conform with the presentation adopted in the current year.



3.     EQUIPMENT:
-----------------------------------------------------------------
                                        March  31,  December  31,
                                             2000            1999
-----------------------------------------------------------------
                             Accumulated Net  book      Net  book
                    Cost    depreciation     value          value
-----------------------------------------------------------------
Computer hardware  $33,740  $       7,718  $26,022  $28,388
Office Equipment.    8,283            207    8,076        -
-----------------------------------------------------------------

                    42,023          7,925   34,098   28,388
-----------------------------------------------------------------





4.     INTANGIBLE  ASSETS:

-----------------------------------------------------------------
                                        March  31,  December  31,
                                             2000            1999
-----------------------------------------------------------------
                             Accumulated Net  book      Net  book
                    Cost    depreciation     value          value
-----------------------------------------------------------------
Intangible assets  $219,041  $      51,099  $167,942  $183,209
-----------------------------------------------------------------

5.     PAYABLES  TO  RELATED  PARTIES:

Payables to related parties are payable on demand, non-interest bearing and unsecured.

6.     SUBSCRIPTION  RECEIVED  IN  ADVANCE  OF  ISSUANCE  OF  STOCK:

The Company received $225,000 in March, 2000 in advance of the issuance of the underlying equity instruments. The Company has agreed to issue 225,000 units, with each unit consisting of one share of common share and one-half non-transferable stock purchase warrant. The units were issued subsequent to March 31, 2000 (note 11).

7.     STOCKHOLDERS'  EQUITY:

(a)     Escrowed  stock:

At  March  31,  2000,  3,319,195  (December  31, 1999 - 1,069,195) common shares outstanding were held in escrow. 1,069,195 (December 31, 1999 - 1,069,195) of these shares are releasable from escrow on satisfaction of certain predetermined tests set out by the CDNX related to the generation of positive cash flow from operations.

The remaining escrowed stock of 2,250,000 (December 31, 1999 - 2,250,000) relate to the acquisition of vertically branded channels and will be released in three increments of 750,000 common stock on each of November 15, 2000, November 15, 2001 and November 15, 2002.

Stock not released from escrow within 10 years of the date of their issuance will be cancelled. Pursuant to the escrow agreements, holders of the stock may exercise all voting rights attached thereto except on a resolution to cancel any of the stock, and have waived their rights to receive dividends or to participate in the assets and property of the Company on a winding-up or dissolution of the Company.

(b)     Stock  options  and  stock-based  compensation:

At March 31, 2000 the Company's Board of Directors has granted stock options to certain employees and directors to buy an aggregate of 1,119,000 shares of common stock of the Company at prices ranging between $0.21 and $2.25. Stock options are granted with an exercise price equal to the stock's fair value at the date of grant. All stock options have terms of one to five years and vest over periods of zero to 18 months.

A summary of the status of the Company's stock options at March 31, 2000 and 1999 and changes during the three month periods ended on those dates is presented below:


-----------------------------------------------------------------------------------------
                                                     2000               1999
                                                     ----               ----
                                             Weighted  average          Weighted  average
                                     Options    exercise price   Options  exercise price
-----------------------------------------------------------------------------------------
  Outstanding, beginning of period    545,000   $          0.37  242,500  $          0.26
Granted. . . . . . . . . . . . . .    604,000              1.03        -                -
Exercised. . . . . . . . . . . . .    (30,000)             0.49        -                -
Expired/cancelled. . . . . . . . .          -                 -        -                -
-----------------------------------------------------------------------------------------
Outstanding, end of period . . . .  1,119,000   $          0.72  242,500  $          0.26
-----------------------------------------------------------------------------------------
Options exercisable. . . . . . . .    845,000   $          0.46  242,500  $          0.26
-----------------------------------------------------------------------------------------

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)
(Unaudited  -  prepared  by  management)
Notes  to  Financial  Statements,  page  8

Three  month  periods  ended  March  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new  business)  to  March 31, 2000
--------------------------------------------------------------------------------

7.     STOCKHOLDERS'  EQUITY  (CONTINUED):

(b)     Stock  options  and  stock-based  compensation  (continued):

The following table summarizes information about stock options outstanding at March 31, 2000:

--------------------------------------------------------------------------------------------------------
                           Options outstanding                                Options exercisable
                           -------------------                                 ------------------
                      Number                                                  Number
Range of          outstanding at          Weighted           Weighted      exercisable at     Weighted
exercise             March 31,        average remaining       average        March 31,         average
prices                 2000           contractual life    exercise price        2000       exercise price
---------------------------------------------------------------------------------------------------------
0.21 to $2.25            1,119,000           3.66 years  $          0.72         845,000  $          0.46
---------------------------------------------------------------------------------------------------------

As the exercise price is not materially different from the market price of the Company's common stock on the date of grant, no compensation expense has been recognized for its stock options in these financial statements.

(c)     Stock  consolidation:

In 1999, the Company authorized a two for one stock consolidation of the Company's common stock. All share and per share information has been adjusted for periods presented to reflect the stock consolidation.

8.     RELATED  PARTY  TRANSACTIONS:

During the period, the Company paid management fees and rent of $57,434 (1998 - $9,920) to companies controlled by one or more directors or officers.

9.     FINANCIAL  INSTRUMENTS  AND  RISK  MANAGEMENT:

(a)     Fair  values:

The carrying amounts of cash, amounts receivable, accounts payable and accrued liabilities and subscriptions received in advance of the issuance of shares approximate their fair values due to their ability for prompt liquidation or short-term to maturity.

(b)     Foreign  currency  risk:

Foreign currency risk is the risk to the Company's earnings that arises from fluctuations in foreign currency exchange rates, and the degree of volatility of these rates. The Company does not yet have any sales, and accordingly, foreign exchange risk is not yet considered by management to be a material risk at March 31, 2000.

10.     INCOME  TAXES:

During 1999, the Company redomiciled from Canada to the United States. All loss carry forwards previously accumulated in Canada expired when the Company redomiciled.

As of March 31, 2000, the Company had no significant operating loss carry forwards or other temporary differences giving rise to deferred tax assets.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)
(Unaudited  -  prepared  by  management)
Notes  to  Financial  Statements

Three  month  periods  ended  March  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new  business)  to  March 31, 2000
--------------------------------------------------------------------------------

11.     SUBSEQUENT  EVENT:

Subsequent  to  year  end,  the  following  capital  transactions  occurred:
Private  placement:

On April 11, 2000, the Company issued 225,000 units at a price of $1.00 per unit. Each unit consists of one common stock and one-half of a non-transferable stock purchase warrant. Each stock purchase warrant is exercisable over a two year period of $1.50 in the first year and $2.00 in the second year.

12.     CANADIAN  GENERALLY  ACCEPTED  ACCOUNTING  PRINCIPLES:

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") which differ in certain respects with accounting principles generally accepted in Canada ("Canadian GAAP"). Material measurement differences to these financial statements are as follows:

(a)     Statement  of  operations:
-------------------------------------------------------------------------
                                                 2000              1999
-------------------------------------------------------------------------
Net  loss,  US  GAAP                       $     197,448     $     11,553
-------------------------------------------------------------------------
Net  loss,  Canadian  GAAP                 $     197,448     $     11,553
-------------------------------------------------------------------------
Net  loss  per  share,  Canadian  GAAP     $        0.02     $       0.01
-------------------------------------------------------------------------

(b)     Loss  per  share:

Under Canadian GAAP, the calculation of net loss per share includes contingently returnable stock such as stock held in escrow that are described in note 7(a).

(c)     Development  stage  enterprise:

Under US GAAP, a Company which is in the process of devoting substantially all of its efforts to establish a new business and for which planned operations have not yet commenced or there is no significant revenue therefrom, is required to disclose additional information from inception or change in business to the current year end. The financial statements disclose the accumulated deficit during the development stage and the operations, changes in equity and cash flows during the development stage. No similar disclosure is required under Canadian GAAP.

Financial  Statements  of
WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)
Year  ended  December  31,  1999  and  1998
Period  from  July  1,  1999  (inception  of  new
business)  to  December  31,  1999

INDEPENDENT  AUDITORS'  REPORT

The Board of Directors and Stockholders wwbroadcast.net inc.

We have audited the accompanying balance sheets of wwbroadcast.net inc. (a Development State Enterprise) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998 and the period from July 1, 1999 (inception of new business) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of wwbroadcast.net inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and the period from July 1, 1999 (inception of new business) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Significant differences between United States and Canadian accounting principles are explained in note 12 to the financial statements.


/s/ KPMG  LLP

Chartered  Accountants

Vancouver,  Canada
March  20,  2000



WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Balance  Sheets
--------------------------------------------------------------------------------------------
                                                                December  31,  December  31,
                                                                      1999          1998
--------------------------------------------------------------------------------------------
Assets

Current assets:
Cash and cash equivalents. . . . . . . . . . . . . . . . . . . .  $   206,516   $    80,455
Amounts receivable . . . . . . . . . . . . . . . . . . . . . . .       13,677         1,350
Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . .        3,464             -
--------------------------------------------------------------------------------------------
Total current assets . . . . . . . . . . . . . . . . . . . . . .      223,657        81,805

Equipment (note 3) . . . . . . . . . . . . . . . . . . . . . . .       28,388             -

Intangible assets (note 4) . . . . . . . . . . . . . . . . . . .      183,209             -
--------------------------------------------------------------------------------------------
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . .  $   435,254   $    81,805
--------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities . . . . . . . . . . . .  $    92,239   $     2,739
Payables to related parties (note 5) . . . . . . . . . . . . . .            -        57,014
--------------------------------------------------------------------------------------------
Total current liabilities. . . . . . . . . . . . . . . . . . . .       92,239        59,753

Subscriptions received in advance of issuance of shares (note 6)      221,753             -
--------------------------------------------------------------------------------------------
Total liabilities. . . . . . . . . . . . . . . . . . . . . . . .      313,992        59,753

Stockholders' equity:
Common stock, no par value, unlimited number of authorized
shares; issued 10,979,054 at December 31, 1999 and
6,959,054 at December 31, 1998 (note 7). . . . . . . . . . . . .    3,223,728     2,845,343
Deficit before inception of new business (note 1). . . . . . . .   (2,849,990)   (2,823,291)
Deficit accumulated during the development stage (note 1). . . .     (258,241)            -
Accumulated other comprehensive income:
Cumulative translation adjustment. . . . . . . . . . . . . . . .        5,765             -
--------------------------------------------------------------------------------------------
                                                                      121,262        22,052

Subsequent events (note 11)

--------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity . . . . . . . . . . .  $   435,254   $    81,805
--------------------------------------------------------------------------------------------

See accompanying notes to financial statements.



On  behalf  of  the  Board:


                 /s/  Gregg  J.  Sedun          Director
--------------------------------------



                  /s/  Kirk  E.  Exner          Director
--------------------------------------



WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Statements  of  Operations
------------------------------------------------------------------------------------------

                                                                              Period  from
                                                                            July  1,  1999
                                                                       (inception  of  new
                                                      Year  ended            business)  to
                                                      December  31,          December  31,
                                                      -------------
                                                     1999         1998         1999
------------------------------------------------------------------------------------------
Operating expenses:
Depreciation and amortization. . . . . . . . . .  $   41,183   $        -   $   41,183
Consulting fees. . . . . . . . . . . . . . . . .      67,337            -       67,337
Marketing and promotion. . . . . . . . . . . . .       4,106            -        4,106
Filing fees. . . . . . . . . . . . . . . . . . .      10,297        3,984       10,297
Management fees to related parties (note 8). . .      40,456       40,382       40,456
General and administrative . . . . . . . . . . .      40,301        3,407       11,405
Professional fees. . . . . . . . . . . . . . . .      80,877       13,622       80,877
---------------------------------------------------------------------------------------
                                                     284,557       61,395      255,661

---------------------------------------------------------------------------------------
Loss from operations . . . . . . . . . . . . . .    (284,557)     (61,395)    (255,661)

Interest income (expense), net . . . . . . . . .        (383)       2,047       (2,580)

---------------------------------------------------------------------------------------
Net loss for the period. . . . . . . . . . . . .  $ (284,940)  $  (59,348)  $ (258,241)
---------------------------------------------------------------------------------------

Loss per common share, basic and diluted . . . .  $    (0.04)  $    (0.01)  $    (0.04)
---------------------------------------------------------------------------------------

Weighted average number of common shares
outstanding, basic and diluted . . . . . . . . .   6,907,023    4,637,850    6,907,023
---------------------------------------------------------------------------------------

See accompanying notes to financial statements.


WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Statements  of  Stockholders'  Equity
--------------------------------------------------------------------------------------------------------------------------------
                                                                           Deficit       Deficit
                                                                          accumulated   accumulated
                                                      Common  shares       prior to       during     Cumulative      Total
                                                      --------------      development   development  translation  stockholders'
                                                    Shares       Amount        stage        stage     adjustment     equity
--------------------------------------------------------------------------------------------------------------------------------
                                                                              (note 1)     (note 1)
Balance, December 31, 1997 . . . . . . . . . . .   6,959,054   $2,845,343   $(2,763,943)  $       -   $         -  $  81,400

Net loss . . . . . . . . . . . . . . . . . . . .           -            -       (59,348)          -             -    (59,348)

--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998 . . . . . . . . . . .   6,959,054    2,845,343    (2,823,291)          -             -     22,052

Issuance of common stock on exercise
of warrants. . . . . . . . . . . . . . . . . . .   1,000,000      267,415             -           -             -    267,415
Issuance of common stock on exercise
of stock options . . . . . . . . . . . . . . . .       5,000        1,003             -           -             -      1,003
Net loss . . . . . . . . . . . . . . . . . . . .           -            -       (26,699)          -             -    (26,699)

--------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1999 (inception of
new business). . . . . . . . . . . . . . . . . .   7,964,054    3,113,761    (2,849,990)          -             -    263,771

Issuance of common stock for intangible
assets . . . . . . . . . . . . . . . . . . . . .   3,000,000      101,633             -           -             -    101,633
Issuance of common stock on
exercise of stock options. . . . . . . . . . . .      15,000        8,334             -           -             -      8,334
Net loss . . . . . . . . . . . . . . . . . . . .           -            -             -    (258,241)            -   (258,241)
Adjustment to cumulative translation
account. . . . . . . . . . . . . . . . . . . . .           -            -             -           -         5,765      5,765

--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999 . . . . . . . . . . .  10,979,054   $3,223,728   $(2,849,990)  $(258,241)  $     5,765  $ 121,262
--------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to financial statements.

-----------------------------------------------------------
                                              Comprehensive
                                                     income
                                                     (loss)
-----------------------------------------------------------
Balance, December 31, 1997

Net loss . . . . . . . . . . . . . . . . . . . .  $ (59,348)

-----------------------------------------------------------
Balance, December 31, 1998

Issuance of common stock on exercise
of warrants
Issuance of common stock on exercise
of stock options
Net loss . . . . . . . . . . . . . . . . . . . .  $ (26,699)

-----------------------------------------------------------
Balance, June 30, 1999 (inception of
new business)

Issuance of common stock for intangible
assets
Issuance of common stock on
exercise of stock options
Net loss . . . . . . . . . . . . . . . . . . . .   (258,421)
Adjustment to cumulative translation
account. . . . . . . . . . . . . . . . . . . . .      5,765
-----------------------------------------------------------
Balance, December 31, 1999 . . . . . . . . . . .  $(279,355)
-----------------------------------------------------------

See accompanying notes to financial statements.


WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Statements  of  Cash  Flows
--------------------------------------------------------------------------------------
                                                                          Period  from
                                                                        July  1,  1999
                                                                   (inception  of  new
                                                      Year  ended        business)  to
                                                      December  31,      December  31,
                                                      -------------
                                                      1999       1998        1999
--------------------------------------------------------------------------------------
Cash flow from operating activities:
Net loss for the period . . . . . . . . . . . . .  $(284,940)  $(59,348)  $(258,241)
Items not affecting cash:
Depreciation and amortization . . . . . . . . . .     41,183          -      41,183
Changes in operating assets and liabilities:
Amounts receivable. . . . . . . . . . . . . . . .    (12,327)     1,068     (12,327)
Prepaid expenses. . . . . . . . . . . . . . . . .     (3,464)         -      (3,464)
Accounts payable and accrued liabilities. . . . .     89,500       (539)     89,500
------------------------------------------------------------------------------------
Net cash used in operating activities . . . . . .   (170,048)   (58,819)   (143,349)

Cash flow from investing activities:
Purchase of equipment . . . . . . . . . . . . . .    (33,740)         -     (33,740)
Purchase of intangible assets . . . . . . . . . .   (117,407)         -    (117,407)
------------------------------------------------------------------------------------
Net cash used in investing activities . . . . . .   (151,147)         -    (151,147)

Cash flow from financing activities:
Proceeds from the issuance of common
shares. . . . . . . . . . . . . . . . . . . . . .    276,752          -       8,332
Payable to related parties. . . . . . . . . . . .    (57,014)         -           -
Subscriptions received in advance of
issuance of shares. . . . . . . . . . . . . . . .    221,753          -     221,753
------------------------------------------------------------------------------------
Net cash provided by financing activities . . . .    441,491          -     230,087

------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents.    120,296    (58,819)    (64,411)

Effect of exchange rate changes on foreign
currency denominated cash balances. . . . . . . .      5,765          -       1,514

Cash and cash equivalents, beginning of period. .     80,455    139,274     269,413

------------------------------------------------------------------------------------
Cash and cash equivalents, end of period. . . . .  $ 206,516   $ 80,455   $ 206,516
------------------------------------------------------------------------------------

Supplemental disclosure:
Interest paid (received). . . . . . . . . . . . .  $     383   $ (2,047)  $   2,580
Income taxes. . . . . . . . . . . . . . . . . . .          -          -           -
Non-cash transactions:
Issuance of common stock to
acquire assets. . . . . . . . . . . . . . . . . .    101,633          -     101,633
------------------------------------------------------------------------------------

See accompanying notes to financial statements.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Notes  to  Financial  Statements

Year  ended  December  31,  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 1999


1.     NATURE  OF  DEVELOPMENT  STAGE  ACTIVITIES  AND  OPERATIONS:

Predator Ventures Ltd. was incorporated on June 24, 1986 in British Columbia, Canada. The Company had no substantive operations as at July 1, 1999 when the new business venture was started.

On July 1, 1999, the Company began development of a web portal offering vertical content through multiple branded channels. These vertically branded channels will offer a selection of live and on demand audio and video programming via the internet.

On July 14, 1999, the Company entered into an agreement with High Tech Venture Capital Inc. to purchase domain names and a business plan together with all rights and title to the concept of creating vertically branded channels. Consideration paid by the Company totalled Cdn. $220,000 consisting of Cdn. $70,000 in cash and 3,000,000 post-consolidation common shares having a value of Cdn. $0.05 per share. The stock issued under the above transaction is held in escrow and is subject to release in equal annual installments on approval of the Canadian Venture Exchange ("CDNX") (see note 6(a)). This agreement closed on November 15, 1999. As part of the agreement, the Company:

(a) redomiciled its corporate charter from British Columbia, Canada, to Wyoming, United States of America in 1999;

(b)     executed  a  two  for  one  stock  consolidation  on  November 15, 1999;

(c) changed the name of the Company to wwbroadcast.net inc. on November 15, 1999; and

(d) agreed to pay certain development and administrative costs related to the website.

These financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, described below, currently exist which raise doubt upon the validity of this assumption. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company's future operations are dependent upon the market's acceptance of its services. There can be no assurance that the Company will be able to secure market acceptance. As of December 31, 1999, the Company is considered to be a development stage enterprise as the Company has not generated any revenue, is continuing to develop its new business, and has experienced negative cash flow from operations. Operations have been financed primarily by the issuance of common stock and financing from related parties. The Company may not have sufficient working capital to sustain operations until December 31, 2000. Additional debt or equity financing will be required and may not be available on reasonable terms or on any terms at all. It is management's intention to continue to pursue market acceptance of its products and to identify equity funding sources until such time as there is sufficient operating cash flow to fund operating requirements.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Notes  to  Financial  Statements

Year  ended  December  31,  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 1999

2.     SIGNIFICANT  ACCOUNTING  POLICIES:

(a)     Basis  of  presentation:

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States and generally apply measurement concepts that are consistent, in all material respects, with those established in Canada except as explained in note 12. The financial statements separately disclose the operations, equity transactions and cash flows since inception of its new business on July 1, 1999 (note 1).

(b)     Use  of  estimates:

The preparation of financial statements in accordance with generally accepted accounting principles requires that management make estimates and reasonable assumptions which impact the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting periods. Actual amounts may differ from these estimates.

(c)     Cash  and  cash  equivalents:

The Company considers all short-term investments with a maturity at the date of purchase of three months or less to be a cash equivalents.

(d)     Equipment:

Equipment is recorded at cost. Depreciation is subject to the half year rule in the year of acquisition, and is provided for at the following annual rates:


                        Estimated
Asset                     Basis          Useful Life
Computer hardware  straight-line method      3 years

(e)     Intangible  assets:

Intangible assets, which consists of domain names, license rights and website development costs, are amortized on a straight-line basis over a period of three years representing the estimated period of future benefits.

(f)     Impairment  of  long-lived  assets:

The Company monitors the recoverability of long-lived assets, including equipment and intangible assets, based on estimates using factors such as current market value, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Notes  to  Financial  Statements

Year  ended  December  31,  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 1999

2.     SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED):

(g)     Foreign  currency:

Effective July 1, 1999, the Company adopted the United States dollar as its reporting currency.

Canadian operations, which have the Canadian dollar as the functional currency, are translated to United States dollars as follows: assets and liabilities are translated at the exchange rate at the balance sheet date. Revenues and expenses are translated at the average rate for the period. Exchange gains and losses resulting from the translation are excluded from the determination of income and reported as the cumulative translation adjustment in stockholder's equity.

Other exchange gains and losses arising on the settlement of foreign currency denominated monetary items are included in the statement of operations.

 (h)     Stock-based  compensation:

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its fixed stock option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Options granted to other than employees and directors are measured at their fair value at the date of grant. Compensation expense for options is recognized over the vesting period.

(i)     Income  taxes:

Income taxes are accounted for under the asset and liability method. Current taxes are recognized for the estimated income taxes for the current period. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the benefit of operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Notes  to  Financial  Statements

Year  ended  December  31,  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 1999


2.     SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED):

(j)     Loss  per  share:

Basic loss per share is calculated based on the weighted average number of common shares outstanding during the periods. Excluded from the weighted average number of common shares are 1,069,195 common shares (1998 - 1,069,195) held in escrow which are released based on financial performance criteria (note 7(a)).

Diluted loss per share is computed using the weighted average number of common and potentially dilutive commons shares outstanding during the period. As the Company has a net loss in each of the periods presented, basic and diluted net loss per share are the same. Excluded from the calculation of diluted loss per share are 545,000 stock options (1998 - 242,500) and nil (1998 - 1,000,000)
share  purchase  warrants.

(k)     Comparative  figures:

Certain comparative figures have been reclassified and restated to conform with the presentation adopted in the current year.



3.     EQUIPMENT:
-------------------------------------------------------------
                                             1999     1998
-------------------------------------------------------------
                             Accumulated  Net  book Net  book
                     Cost    depreciation    value   value
-------------------------------------------------------------
Computer hardware  $33,740  $       5,352  $28,388  $    -
-------------------------------------------------------------





4.     INTANGIBLE  ASSETS:

-------------------------------------------------------------
                                             1999     1998
-------------------------------------------------------------
                             Accumulated  Net  book  Net  book
                     Cost    depreciation    value    value
-------------------------------------------------------------
Intangible assets  $219,041  $      35,832  $183,209  $    -
-------------------------------------------------------------


5.     PAYABLES  TO  RELATED  PARTIES:

Payables to related parties are payable on demand, non-interest bearing and unsecured.

6.     SUBSCRIPTION  RECEIVED  IN  ADVANCE  OF  ISSUANCE  OF  STOCK:

The Company received $221,753 in December, 1999 in advance of the issuance of the underlying equity instruments. The Company has agreed to issue 1,070,000 units, with each unit consisting of one share of common share and one-half non-transferable stock purchase warrant. The units were issued subsequent to December 31, 1999 (note 11(a)(i)).

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Notes  to  Financial  Statements

Year  ended  December  31,  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 1999

7.     STOCKHOLDERS'  EQUITY:

(a)     Escrowed  stock:

At December 31, 1999, 3,319,195 (1998 - 1,069,195) common shares outstanding were held in escrow. 1,069,195 (1998 - 1,069,195) of these shares are releasable from escrow on satisfaction of certain predetermined tests set out by the CDNX related to the generation of positive cash flow from operations.

The remaining escrowed stock of 2,250,000 (1998 - nil) relate to the acquisition of vertically branded channel and will be released in three increments of 750,000 common stock on each of November 15, 2000, November 15, 2001 and November 15, 2002.

Stock not released from escrow within 10 years of the date of their issuance will be cancelled. Pursuant to the escrow agreements, holders of the stock may exercise all voting rights attached thereto except on a resolution to cancel any of the stock, and have waived their rights to receive dividends or to participate in the assets and property of the Company on a winding-up or dissolution of the Company.

(b)     Stock  options  and  stock-based  compensation:

At December 31, 1999, the Company's Board of Directors has granted stock options to certain employees and directors to buy an aggregate of 545,000 (1998 - 242,500) shares of common stock of the Company at prices ranging between $0.21 and $0.52. Stock options are granted with an exercise price equal to the stock's fair value at the date of grant. All stock options have a term of five years and become fully exercisable on the date of grant.

A summary of the status of the Company's stock options at December 31, 1999 and 1998 and changes during the years ended on those dates is presented below:

--------------------------------------------------------------------------------------
                                        1999                     1998
                                        ----                     ----
                                         Weighted  average          Weighted  average
                                Options   exercise price   Options  exercise price
--------------------------------------------------------------------------------------
Outstanding, beginning of year  242,500   $          0.26  200,000  $          0.26
Granted. . . . . . . . . . . .  340,000              0.46   42,500             0.50
Exercised. . . . . . . . . . .  (20,000)             0.47        -                -
Expired/cancelled. . . . . . .  (17,500)             0.40        -                -

-----------------------------------------------------------------------------------
Outstanding, end of year . . .  545,000   $          0.37  242,500  $          0.26
-----------------------------------------------------------------------------------

Options exercisable. . . . . .  545,000   $          0.37  242,500  $          0.26
-----------------------------------------------------------------------------------

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Notes  to  Financial  Statements

Year  ended  December  31,  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 1999

7.     STOCKHOLDERS'  EQUITY  (CONTINUED):

(b)     Stock  options  and  stock-based  compensation  (continued):

The following table summarizes information about stock options outstanding at December 31, 1999:


---------------------------------------------------------------------------------------------------------
                              Options outstanding                     Options exercisable
                              -------------------                      -------------------
                      Number                                                   Number
Range of          outstanding at          Weighted           Weighted      exercisable at     Weighted
exercise           December 31,       average remaining       average       December 31,       average
prices                 1999           contractual life    exercise price        1999       exercise price
---------------------------------------------------------------------------------------------------------
0.21 to $0.52              545,000           3.74 years  $          0.37         545,000  $          0.37
---------------------------------------------------------------------------------------------------------


As the exercise price is not materially different from the market price of the Company's common stock on the date of grant, no compensation expense has been recognized for its stock options in these financial statements. Had the Company determined compensation expense based on fair value of the date of grant for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amount indicated below.


-------------------------------------
                   1999       1998
-------------------------------------
Net loss:
As reported. .  $(284,940)  $(59,348)
Pro forma. . .   (426,700)   (81,654)
Loss per share      (0.06)     (0.02)
-------------------------------------

For these purposes, the fair value of each option is estimated on the date of the granting using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0% (1998 - 0%), expected volitility 90% (1998 - 90%), Canadian risk-free interest rates 7% (1998 - 7%) and expected option term of five years.

(c)     Stock  consolidation:

In 1999, the Company authorized a 2-for-1 stock consolidation of the Company's common stock. All share and per share information has been adjusted for periods presented to reflect the stock consolidation.

8.     RELATED  PARTY  TRANSACTIONS:

During the year, the Company paid management fees and rent of $76,572 (1998 - $39,131) to companies controlled by one or more directors or officers.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Notes  to  Financial  Statements

Year  ended  December  31,  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 1999

9.     FINANCIAL  INSTRUMENTS  AND  RISK  MANAGEMENT:

(a)     Fair  values:

The carrying amounts of cash, amounts receivable, accounts payable and accrued liabilities and subscriptions received in advance of the issuance of shares approximate their fair values due to their ability for prompt liquidation or short-term to maturity.

(b)     Foreign  currency  risk:

Foreign currency risk is the risk to the Company's earnings that arises from fluctuations in foreign currency exchange rates, and the degree of volatility of these rates. The Company does not yet have any sales, and accordingly, foreign exchange risk is not yet considered by management to be a material risk at December 31, 1999.

10.     INCOME  TAXES:

During the year, the Company redomiciled from Canada to the United States. All loss carry forwards previously accumulated in Canada expired when the Company redomiciled.

As of December 31, 1999, the Company had no significant operating loss carry forwards or other temporary differences giving rise to deferred tax assets.

11.     SUBSEQUENT  EVENTS:

Subsequent  to  year  end,  the  following  capital  transactions  occurred:

(a)     Private  placement:

(i) On January 26, 2000, the Company issued 1,070,000 units at $0.50. Each unit consists of one common stock and one-half of a non-transferable stock purchase warrant. Each stock purchase warrant is exercisable over two years at a price of $0.75 in the first year and $1.00 in the second year.

(ii) On January 27, 2000, the Company issued 225,000 units at a price of $1.00 per unit. Each unit consists of one common stock and one-half of a non-transferable stock purchase warrant. Each stock purchase warrant is exercisable over a two year period of $1.50 in the first year and $2.00 in the second year.

(b)     Stock  options:

(i) On January 5, 2000, the Company issued 360,000 incentive stock options to Directors and Members of the Advisory Board. The options are exercisable at $0.62 for a period of five years for the Directors and one year for the Advisory Board members.

(ii) On January 21, 2000, the Company issued 80,000 incentive subscriptions to certain employees. The options are exercisable at $1.17, vest over 18 months, and have a three year term.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Notes  to  Financial  Statements

Year  ended  December  31,  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 1999

11.     SUBSEQUENT  EVENTS  (CONTINUED):

(b)     Stock  options  (continued):

(iii) On February 4, 2000, the Company issued 100,000 incentive stock options to a consultant. The incentive options vest in 25,000 increments on May 4, 2000, August 4, 2000, November 4, 2000 and February 4, 2001. The exercise price increases incrementally by $0.25 on the same dates starting at $1.50 on May 4, 2000.

(iv) On March 20, 2000, the Company issued 24,000 incentive stock options to certain employees and consultants. The options are exercisable at $1.83, vest over 18 months and have a term of three years.

12.     CANADIAN  GENERALLY  ACCEPTED  ACCOUNTING  PRINCIPLES:

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") which differ in certain respects with accounting principles generally accepted in Canada ("Canadian GAAP"). Material measurement differences to these financial statements are as follows:

(a)     Statement  of  operations:


---------------------------------------------------------
                                         1999     1998
---------------------------------------------------------
Net loss, US GAAP . . . . . . . . . .  $284,940  $59,348
---------------------------------------------------------
Net loss, Canadian GAAP . . . . . . .  $284,940  $59,348
---------------------------------------------------------
Net loss per share, Canadian GAAP (a)  $   0.04  $  0.01
---------------------------------------------------------



(b)     Loss  per  share:

Under Canadian GAAP, the calculation of net loss per share includes contingently returnable stock such as stock held in escrow that are described in note 7(a).

(c)     Development  stage  enterprise:

Under US GAAP, a Company which is in the process of devoting substantially all of its efforts to establish a new business and for which planned operations have not yet commenced or there is no significant revenue therefrom, is required to disclose additional information from inception or change in business to the current year end. The financial statements disclose the accumulated deficit during the development stage and the operations, changes in equity and cash flows during the development stage. No similar disclosure is required under Canadian GAAP.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
(Expressed  in  U.S.  dollars)

Notes  to  Financial  Statements

Year  ended  December  31,  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 1999

12.     CANADIAN  GENERALLY  ACCEPTED  ACCOUNTING  PRINCIPLES  (CONTINUED):

(d)     Change  in  reporting  currency:

Effective July 1, 1999, the Company adopted the United States dollar as its reporting currency. Under Canadian GAAP, the comparative financial information for the periods prior to that date would be translated into the United States dollar at the July 1, 1999 exchange rate. In accordance with United States GAAP, assets and liabilities for December 31, 1998 have been translated into United States dollars at the ending exchange rate for that year and the statement of operations at the average rate for that period. The effect of this difference is not material.